                                                                     Exhibit 2-1


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                           RECAPITALIZATION AGREEMENT

                                  by and among

                     J.L. FRENCH AUTOMOTIVE CASTINGS, INC.;

                                The Stockholders
                                    Listed on
                           the Signature Pages Hereto

                                       and

                               JLF ACQUISITION LLC


                           Dated as of March 29, 1999


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


               RECAPITALIZATION AGREEMENT, dated as of March 29, 1999 (this "AGREEMENT"), by and among J.L. FRENCH AUTOMOTIVE CASTINGS, INC., a Delaware corporation (the "COMPANY"); Windward Capital Associates, L.P., a Delaware limited partnership ("WINDWARD CAPITAL"), Windward/Merban, L.P., a Delaware limited partnership ("WINDWARD/MERBAN"), Windward/Merchant, L.P. a Delaware limited partnership ("WINDWARD/MERCHANT"), Windward/Northwest, L.P., a Delaware limited partnership ("WINDWARD/NORTHWEST"), Windward/Metropolitan, L.L.C., a Delaware limited liability company ("WINDWARD/METROPOLITAN"), Windward/Park JLF, L.L.C. a Delaware limited liability company ("WINDWARD/PARK JLF"), Windward/Park WACI, L.L.C., a Delaware limited liability company ("WINDWARD/PARK WACI"), Windward/Badger JLF, L.L.C., a Delaware limited liability company ("WINDWARD/BADGER JLF"), Windward/Badger WACI, L.L.C., a Delaware limited liability company ("WINDWARD/BADGER WACI"), CS First Boston Merchant Investments 1995/96, L.P., a Delaware limited partnership ("CS FIRST BOSTON") and Charles M. Waldon (collectively the "SELLERS"); and JLF Acquisition LLC, a Delaware limited liability company ("BUYER") and together with any assignees of Buyer pursuant to Section 10.7 hereof, the ("BUYER GROUP").

         W I T N E S S E T H

               WHEREAS, Sellers, collectively own all of the outstanding Shares (as defined in Section 2.2 hereof) of the Company;

               WHEREAS, the Buyer Group desires to acquire certain Shares from the Company, and the Company desires to sell such Shares to The Buyer Group upon the terms and subject to the conditions set forth herein; and

               WHEREAS, the Company desires to repurchase certain Shares from the Sellers and the Sellers desire to sell such Shares to the Company.

               NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and conditions hereafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I
                             SALE OF SHARES; CLOSING

               SECTION 1.1 PURCHASE AND SALE OF COMMON STOCK. Upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions hereof, each member of the Buyer Group severally agrees to purchase from the Company, and the Company agrees to sell and issue to each such member of the Buyer Group at the Closing, free and clear of all Encumbrances (as defined in Section 2.3 hereof), the number and class of shares of the Company's common stock, as set forth opposite the name of such member of the Buyer Group in
Section 1.1 (which Section may be modified or supplemented) of the disclosure schedule of Buyer attached hereto (the "BUYER DISCLOSURE SCHEDULE"), having the rights and preferences set forth in the Amendment to the Certificate of Incorporation (the "CHARTER AMENDMENT") attached hereto as Exhibit E-1, for an aggregate purchase price equal to the excess of (i) $155,000,000 over (ii) the product of (A) the number of Charles Waldon Shares (as defined below) multiplied by (B) the Cash Payment Per Share (as defined below) (the "PURCHASE PRICE"), such that immediately following the consummation of the recapitalization transactions described herein (the "RECAPITALIZATION") the Buyer Group shall hold in the aggregate the excess of (i) 88.57143% of the total outstanding common stock of the Company over (ii) the Charles Waldon Shares. For the purposes of this Agreement, the "CHARLES WALDON SHARES" shall mean the shares owned by Charles Waldon immediately following the Closing.

               SECTION 1.2 REDEMPTION OF SHARES AND ADDITIONAL RECAPITALIZATION TRANSACTION.

               (a) Upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions hereof, each Seller, jointly and not severally, agrees to sell, assign, transfer, convey and deliver to the Company, and the Company agrees to purchase, redeem, accept, acquire and take assignment and delivery of the Shares to be redeemed listed opposite each Seller's name on
Section 1.2 of the disclosure schedule of the Company attached hereto (the "COMPANY DISCLOSURE SCHEDULE") as being purchased for a price per Share equal (as the same may be modified from time to time) to the Cash Payment Per Share (as defined below). Immediately following the consummation of the Recapitalization, the Sellers shall hold only shares of Class A Common Stock, representing in the aggregate the sum of (A) 11.42857% of the total outstanding common stock of the Company and (B) the Charles Waldon Shares and, concurrently with the Closing, the Charter Amendment shall be filed with the Secretary of State of the State of Delaware.

               (b) Notwithstanding the fact that the transactions contemplated by this Agreement to occur at Closing shall occur simultaneously at the Closing, but such transactions shall be deemed to have occurred in the following order:
(i) conversion of any shares of Class B Common Stock not to be redeemed into shares of Class A Common Stock, (ii) the obtaining of the Financing by the Company, (iii) the redemption of the Sellers' Shares pursuant to Section 1.2 hereof, (iv) the filing of the Charter Amendment, (v) the purchase of the Shares by the Buyer Group pursuant to Section 1.1 hereof and (vi) the execution and delivery of the Shareholders Agreement.

               (c) For purposes of this Agreement, "CASH PAYMENT PER SHARE" shall mean an amount equal to the quotient obtained by dividing (i) the sum of
(A) the Redemption Price (as defined herein) and (B) the aggregate exercise price of all Options outstanding immediately prior to the Closing (as defined in Section 2.2 hereof) (the "AGGREGATE OPTION EXERCISE PRICE") by (ii) the aggregate number of all Shares outstanding immediately prior to the Closing (other than Shares, if any, held in the treasury of the Company or owned by Buyer) or subject to Options outstanding immediately prior to the Closing, assuming full exercisability thereof (the "FULLY DILUTED SHARES"). For purposes of this Agreement, the "REDEMPTION PRICE" shall be equal to the excess of
(i) $610,000,000 over (ii) the sum of (A) the Debt Amount and (B) the Fees and Expenses.

               (d) For purposes of this Agreement, the "DEBT AMOUNT" shall equal the excess of (x) the sum of (1) the Preferred Stock Redemption Amount (as defined in Section 5.12 hereof), (2) the Senior Debt Repayment Amount (as defined in Section 5.11 hereof), (3) the Subordinated Debt Repayment Amount (as defined in Section 5.11 hereof), (4) the Assumed Debt (as defined in Section
5.11 hereof) and (5) bonuses paid to non-U.S. employees in lieu of options which shall be paid in cash concurrently with the Closing over (y) the available cash and cash equivalents (excluding any cash paid in respect of the Ford Tooling Receivable (as defined herein) from January 1, 1999 through the Closing
Date) on the consolidated balance sheet of the Company as of the Closing Date. For purposes of calculating the payment to be made at the Closing, the Company will provide the Buyer with a good faith estimate of cash and cash equivalents as of the Closing Date (the "ESTIMATED CLOSING CASH").

               (e) For purposes of this Agreement, "FEES AND EXPENSES" shall mean those fees and expenses of the Persons set forth on Exhibit A hereto (which Exhibit shall be provided two days prior to Closing).

               SECTION 1.3 CLOSING.

               (a) The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois 60601, at 10:00 a.m., New York City time, on April 20, 1999 unless the conditions set forth in Articles VI and VII hereof shall not have been satisfied or duly waived in which case the closing shall occur on the business day following such satisfaction or waiver; or if the Sellers' Representative and Buyer mutually agree on a different date, the date upon which they have mutually agreed (such date, the "CLOSING DATE").

               (b) At the Closing, the Company shall deliver the following to the Buyer Group:


                     (i) stock certificates representing the number of Shares to be received by each member of the Buyer Group, as set forth in
         Section 1.1 of the Buyer Disclosure Schedule;

                     (ii) all other documents required to be delivered by the Company on or prior to the Closing Date pursuant to this Agreement or otherwise required from the Company in connection herewith;

                     (iii) the resignations of the members of the board of directors of the Company and each of its Subsidiaries (as defined herein); and

                     (iv) the stock books, stock ledgers, minute books and corporate seal of the Company; PROVIDED THAT any of the foregoing items shall be deemed to have been delivered pursuant to this Section 1.3(b)(iv) if such item has been delivered to or is otherwise located at the Company or any offices of the Company.

               (c) At the Closing, the Buyer Group shall deliver:

                     (i) to the Company, by wire transfer of immediately available funds to a bank account designated by the Company, the Purchase Price; and

                     (ii) all other documents required to be delivered by the Buyer on or prior to the Closing Date pursuant to this Agreement or otherwise required from Buyer in connection herewith.

               (d) At the Closing, the Company will provide from the proceeds of the Financing:

                     (i) to the Sellers and the Working Capital Escrow Agent (as defined herein, and allocated as provided in Section 1.4(e) of this Agreement), the Cash Payment Per Share for each Share to be redeemed;

                     (ii) to the Preferred Stock Holders (as defined in
         Section 5.12 hereof) the Preferred Stock Redemption Amount;

                     (iii) to the Senior Debt Holders (as defined in Section 5.11(a) hereof) the Senior Debt Repayment Amount; and

                     (iv) to the Subordinated Debt Holders (as defined in
         Section 5.11(b) hereof) in accordance with Section 5.11(b) hereof, the Subordinated Debt Repayment Amount.

               (e) At the Closing, each Seller shall deliver to the Company stock certificates representing the Shares that such Seller is selling to the Company and the Company shall pay to each Seller an amount equal to the Cash Payment Per Share for each such Share to be redeemed, as set forth on Section
1.2 of the Company Disclosure Schedule (as the same may be modified from time to time), payable by wire transfer of immediately available funds on the Closing Date to accounts designated by such Sellers to the Company.

               SECTION 1.4 POST-CLOSING ADJUSTMENT. (a) The Redemption Price (and, hence the Cash Payment Per Share (as adjusted, the "ADJUSTED CASH PAYMENT PER SHARE")) shall be subject to adjustment after the Closing as specified in this Section 1.4 and Section 1.4 of the Company Disclosure Schedule (the "POST-CLOSING ADJUSTMENT").

               (b) Within 45 days following the Closing Date, the Company shall prepare and deliver to the Sellers' Representative the statement (the "STATEMENT") setting forth the Working Capital (as defined below) of the Company as of the Closing Date and cash and cash equivalents (excluding any cash paid in respect of the Ford Tooling Receivable from January 1, 1999 through the Closing
Date) held by the Company as of the Closing Date, together with the review thereon of Arthur Andersen LLP (the "BUYER'S ACCOUNTANTS") confirming that the Statement fairly presents Working Capital and cash and cash equivalents (excluding any cash paid in respect of the Ford Tooling Receivable from January 1, 1999 through the Closing
Date) held by the Company on the Closing Date in conformity with the standards set forth in this Section 1.4 and Section 1.4 of the Company Disclosure Schedule. The Statement shall be prepared in accordance with GAAP, consistent with the principles and methods set forth in Section 1.4 of the Company Disclosure Schedule. Following the Closing, the Company shall provide the Sellers and any independent auditors (and other representatives) of the Sellers with access (and to examine and make copies of) at all reasonable times to the properties, books, records, work papers (including those of the parties' respective accountants) and personnel of the Company for purposes of preparing and reviewing the Statement. The Sellers' Representative shall have 30 days after delivery to the Sellers' Representative of the Statement during which to notify the Company of any dispute of any item contained in the Statement, which notice shall set forth in reasonable detail the basis for such dispute. If the Sellers' Representative fails to notify the Company of any such dispute within such 30-day period, the Statement shall be deemed to be the Final Statement.
In the event that the Sellers' Representative shall so notify the Company of any dispute, the Company and the Sellers' Representative and their respective accountants shall cooperate in good faith to resolve such dispute as promptly as possible. "WORKING CAPITAL" shall mean the sum of Current Assets less Current Liabilities (excluding therefrom any Tax benefit or liability arising as a result of the payment of the Redemption Price, the cancellation and payment in respect of the Options (as provided in Section 5.9 hereof), the payment of the Debt Amount or the payment of the Fees and Expenses). "CURRENT ASSETS" shall mean the current assets of the Company as set forth on a balance sheet prepared in accordance with GAAP, consistent with the standards and procedures set forth in Section 1.4 of the Company Disclosure Schedule excluding (i) cash and cash equivalents and (ii) the Ford Tooling Receivable. "CURRENT LIABILITIES" shall mean the current liabilities of the Company as set forth on a balance sheet prepared in accordance with GAAP, consistent with the standards and provisions set forth on Section 1.4 of the Company Disclosure Schedule excluding (i) the current portion of long-term debt and accrued interest on any debt and (ii) payables arising from or related to capital expenditures. "FORD TOOLING RECEIVABLE" shall mean the net amount recorded as a receivable in accordance with GAAP pertaining to the tooling for the 4R100 Transmission Cases and the 4.6L 2V Front Covers under the letter agreement with Ford dated July 30, 1998.

               (c) If the Company and the Sellers' Representative and their respective accountants are unable to resolve any such dispute within 15 days of the Sellers' Representative's delivery of such dispute notice, such dispute shall be resolved by a jointly selected nationally recognized accounting firm retained to resolve any disputes between the Company and the Sellers over any items contained in the Statement (the "INDEPENDENT ACCOUNTING FIRM"), which shall make its determination as promptly as practicable, and such determination shall be final and binding on the parties. The Independent Accounting Firm shall, acting as experts and not as arbitrators, determine on the basis of the standards set forth in this Section 1.4 and Section 1.4 of the Company Disclosure Schedule, whether and to what extent, if any, the Statement requires adjustment. If the Sellers' Representative and the Company cannot jointly agree on the identity of the Independent Accounting Firm, the Sellers' Representative and the Company shall each submit to their respective accountants the name of an accounting firm which does not at the time and has not in the prior two years provided services to the Sellers or the Buyer or any of their respective affiliates, and the Independent Accounting Firm shall be selected by lot from these two firms by the respective accountants of the two parties. Any expenses relating to the engagement of the Independent Accounting Firm shall be shared equally by the Company and the Sellers. The Independent Accounting Firm shall be instructed to use every reasonable effort to perform its services within 15 days of submission of the Statement to it and, in any case, as soon as practicable after submission. The Statement, as modified by resolution of any disputes by the Company and the Sellers or by the Independent Accounting Firm, shall be the Final Statement (the "FINAL STATEMENT"). Upon the determination of the Final Statement, the Company and the Sellers' Representative shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent to deliver the Working Capital Escrow Fund in the manner specified in such instructions (including with respect to any claims for indemnification made against such Fund in accordance with Section 1.4(g) hereof).

               (d) The Redemption Price (and hence, the Cash Payment Per Share) shall be increased by the positive amount by which the sum of (x)(i) the Working Capital as set forth in the Final Statement (the "CLOSING WORKING CAPITAL") and
(ii) the cash and cash equivalents (excluding any cash paid in respect of the Ford Tooling Receivable from the date of this Agreement through the Closing
Date) held by the Company as of the Closing Date as set forth in the Final Statement (the "ACTUAL CLOSING CASH") exceeds (y) the product of (i)(1) the sum of (A) $32,000,000 and (B) the Estimated Closing Cash multiplied by (2) 110%, or the Redemption Price shall be decreased by the positive amount by which the product of (i) the sum of (A) $32,000,000 and (B) the Estimated Closing Cash multiplied by (ii) 90% exceeds the sum of (x) the Closing Working Capital and
(y) the Actual Closing Cash, as the case may be. To the extent that the Redemption Price (and hence, the Cash Payment Per Share) is increased, (i) the Company shall within ten business days after delivery of the Final Statement make payment to the Sellers' Representative as agent for the

Sellers by wire transfer of immediately available funds of the amount of such difference as determined pursuant to the preceding sentence, together with interest thereon at a fixed rate equal to the prime rate per annum as quoted in the Wall Street Journal from the Closing Date to the date of payment and (ii) the Redemption Price shall be increased and the Sellers' Representative following receipt thereof shall make payment by wire transfer of immediately available funds the amount of such increase as determined pursuant to the preceding sentence, together with interest thereon at a fixed rate equal to the prime rate per annum as quoted in the Wall Street Journal from the Closing Date to the date of payment, to (x)(1) each holder of an Option, the amount equal to the excess (together with interest thereon) of (A) the amount that would have been paid at Closing pursuant to Section 5.9 of this Agreement had the Cash Payment Per Share as adjusted above been the Cash Payment Per Share as of the Closing Date, over (B) the amount actually paid to such holder of such Option on the Closing Date in accordance with Section 5.9 of this Agreement and (2) each Seller, an amount equal to the product of (A) the excess of (I) such increase (and interest thereon) over (II) the aggregate amount paid to holders of Options pursuant to the preceding clause (x)(1) above, and (B) such Seller's Seller Percentage (as defined herein). For purposes of this Agreement, "SELLER PERCENTAGE" shall mean the percentage set forth next to each Seller's name on
Section 1.2 of the Company's Disclosure Schedule (as the same may be modified from time to time). To the extent that the Redemption Price (and hence, the Cash Payment Per Share) is decreased, the Working Capital Escrow Agent shall release to the Company within ten business days after delivery of the Final Statement an amount equal to such decrease by wire transfer of immediately available funds together with interest thereon at a fixed rate equal to the prime rate per annum as quoted in the Wall Street Journal from the Closing Date to the date of payment.

               (e) In order to satisfy the obligations of the Sellers and the holders of any Options pursuant to this Section 1.4, at the Closing, $5.0 million (the "WORKING CAPITAL ESCROW FUND") shall be deposited by the Company with United States Trust Company of New York, (the "WORKING CAPITAL ESCROW AGENT") pursuant to the Working Capital Escrow Agreement, substantially in the form attached hereto as Exhibit B, (the "ESCROW AGREEMENT"), to be entered into between the Company, the Sellers and the Working Capital Escrow Agent. Solely for purposes of determining the amount to be distributed at Closing to the Sellers and to the holders of any Options, the Redemption Price shall be deemed to be reduced by the Working Capital Escrow Fund. The Escrow Agreement shall provide for distributions of the Working Capital Escrow Fund (i) first, to pay fees and expenses of the Working Capital Escrow Fund, (ii) second, to the Company, as provided in the penultimate sentence of Section 1.4(d) of this Agreement and (iii) any remainder to (x) the holder of any Option and the Sellers, calculated (I) with respect to the holder of an Option, as if the Redemption Price were the Redemption Price minus the amounts paid pursuant to clauses (i) and (ii) above and (II) to the Sellers, an amount equal to the product of (A) the net amount available from the Working Capital Escrow Fund, after deducting payments made pursuant to clauses (i), (ii) and (iii) (x)(I) above and (B) such Seller's Seller Percentage. All determinations pursuant to clause (iii) above shall be made by the Sellers' Representative and shall be final and binding. To the extent that the amount deposited in the Working Capital Escrow Fund is not sufficient to satisfy the obligations pursuant to (i) and (ii) of the preceding sentence, the Sellers shall severally and not jointly (pro rata based on each such Sellers' Seller Percentage) be responsible for any additional amount necessary to satisfy such obligations.

               (f) Any payment paid to the Sellers in respect of Shares redeemed shall be treated as an increase to the Redemption Price. Any cash paid to Sellers in respect of Shares not to be redeemed pursuant to the first sentence of Section 1.2(a) shall be paid in consideration of the redemption of a number of Shares equal to the quotient of (i) the product of (A) such Seller's Seller Percentage multiplied by (B) any increase in the Redemption Price (together with interest thereon at a fixed rate equal to the prime rate per annum as quoted in the Wall Street Journal from the Closing Date to the date of payment) pursuant to this Section 1.4 divided by (ii) the Adjusted Cash Payment Per Share. The Buyer Group shall simultaneously therewith have a number of Shares cancelled (without any payment therefor) so as to maintain the ownership ratio, existing immediately following the Closing, of the Sellers as a group in comparison to the Buyer Group. Immediately following the redemption and cancellation referred to in the preceding two sentences, the Company shall effect a stock split such that each of the Sellers and the each member of the Buyer Group shall own a number of Shares equal to the number of Shares owned by such Person prior to such redemption or cancellation, as the case may be.

               (g) Immediately following any distribution to the Company from the Working Capital Escrow Fund pursuant to Section 1.4(e) hereof and immediately preceding any distribution to the Sellers and Option holders from the Working Capital Escrow Fund pursuant to Section 1.4(e) hereof and if and to the extent that the Buyer/Company Indemnified Parties (as such term is defined in Section 9.2 hereof) are entitled (either on the basis of (i) agreement among the parties hereto (in which case the Company and the Sellers' Representative shall deliver joint written instructions to the Escrow Agent to deliver the amount agreed to be owed in respect of such claims in the manner specified in such instructions) or (ii) by a Final Decree (as defined in the Escrow Agreement) existing on such date) to indemnification pursuant to Article IX hereof, such parties shall be entitled to make claims against the Working Capital Escrow Fund; PROVIDED THAT in no event shall the term of the Working Capital Escrow Fund or the Escrow Agreement be lengthened as a result of the foregoing.



                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  In order to induce the Buyer Group to enter into this Agreement, the Company represents and warrants to the Buyer Group as follows:

                SECTION 2.1 CORPORATE ORGANIZATION AND AUTHORITY.

                (a) Each of the Company and its Subsidiaries (as defined in Section 2.3 hereof) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own, lease and operate the properties owned, leased and operated by it and to carry on the operations of its business as now being conducted by it. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it with respect to its business or the nature of the business conducted by it makes such licensing or qualification necessary, except in such jurisdictions where the failure to be so duly qualified or licensed or in good standing would not have a material adverse effect on the Company. The Company has heretofore made available to Buyer true, complete and correct copies of the certificate of incorporation and bylaws of the Company, as currently in effect.

               (b) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by the Board of Directors of the Company (the "COMPANY BOARD") and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes, assuming due authorization, execution and delivery of this

Agreement by Buyer, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and
(ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

               SECTION 2.2 CAPITALIZATION. The authorized capital stock of the Company consists of (i) 450,000 shares of common stock, par value $0.0001 per share, of which 300,000 shares are designated Class A Common Stock (the "CLASS A COMMON STOCK"), 75,000 shares are designated Class B Common Stock (the "CLASS B COMMON STOCK"), 50,000 shares are designated Class C Common Stock (the "CLASS C COMMON STOCK") and 25,000 shares are designated Class D Common Stock (the "CLASS D COMMON STOCK") (the Class A Common Stock, the Class B Common Stock, the Class C Common Stock and the Class D Common Stock are collectively referred to as the "SHARES") and (ii) 3,000 shares of preferred stock, par value $0.0001 per share (the "PREFERRED STOCK"), of which 1,500 shares are designated Series A Convertible Preferred Stock (the "SERIES A PREFERRED STOCK") and 1,500 are designated Series B Redeemable Preferred Stock (the "SERIES B PREFERRED STOCK"). As of the date of this Agreement, there were (i) 1,500 shares of Series A Preferred Stock issued and outstanding, (ii) 60,492.73027 shares of Class A Common Stock issued and outstanding, (iii) 16,016.36228 shares of Class B Common Stock issued and outstanding, (iv) 2,651.05529 shares of Class C Common Stock issued and outstanding, (v) 294.5617 shares of Class D Common Stock issued and outstanding and (vi) options to purchase 5,193.8570 shares of Class A Common Stock (the "OPTIONS"). As of the date hereof, the Company has outstanding $85,000,000 principal amount of 12.0% Notes due March 31, 2006 (the "COMPANY NOTES") issued pursuant to the Subordinated Note Agreement dated as of April 2, 1996 and amended and restated as of March 16, 1998, by and among the Company, Metropolitan Life Insurance Company, a New York corporation, Windward/Merban, Windward/Merchant, Windward/Northwest, Windward/Metropolitan, and The Northwestern Mutual Life Insurance Company, a Wisconsin company (the "AMENDED AND RESTATED SUBORDINATED NOTE AGREEMENT"). Immediately prior to the Closing, the Company shall provide the Buyers with an amended capitalization chart in form substantially similar to Section 2.2 of the Company Disclosure Schedule, which will update such section of the Company Disclosure Schedule to accurately reflect the capitalization of the Company at such time. All outstanding Shares of the Company have been duly authorized and validly issued, are fully paid and nonassessable and except as provided for in the Amended and Restated Stockholders Agreement between

Windward Automotive Components International, Inc. (now J.L. French Automotive Castings, Inc.) and the Sellers dated March 16, 1998 (the "COMPANY STOCKHOLDERS' AGREEMENT"), are not subject to, and have not been issued in violation of, any preemptive rights. Except as set forth in this Section 2.2 and Section 2.2 of the Company Disclosure Schedule, there are no outstanding (i) shares of capital stock or other voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company and (iii) options or other rights to acquire from the Company, or any obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company. Except as set forth in this Section 2.2 and
Section 2.2 of the Company Disclosure Schedule, there are no outstanding obligations of the Company to issue, sell, repurchase, redeem or otherwise acquire any capital stock of the Company or any Shares. Section 2.2 of the Company Disclosure Schedule sets forth (i) a list of each individual to whom Options were granted, (ii) the dates of grants of such Options, (iii) the number of Shares subject to such Options and (iv) the exercise prices per share. There are no outstanding or authorized stock appreciation, phantom stock or similar rights. Except as provided in Section 2.2 of the Company Disclosure Schedule, there are no voting trusts or proxies or similar voting arrangements with respect to the Company's capital stock.

               SECTION 2.3 SUBSIDIARIES. Section 2.3 of the Company Disclosure Schedule contains a true and complete list of all Subsidiaries of the Company. All of the capital stock or other equity interests of each of the Company's Subsidiaries have been validly issued and are fully paid and nonassessable and have not been issued in violation of any preemptive rights and, except as otherwise set forth in Section 2.3 of the Company Disclosure Schedule, are owned by the Company or one or more of its Subsidiaries free and clear of all Encumbrances. For purposes of this Agreement, "ENCUMBRANCES" shall mean any lien, encumbrance, security interest, charge, mortgage, option, pledge or restriction on transfer of any nature whatsoever. For purposes of this Agreement, "SUBSIDIARY" means with respect to any Person, any corporation or other legal entity of which such Person owns, directly or indirectly, more than 50% of the outstanding stock or other equity interests, the holders of which are entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.



               SECTION 2.4  CONSENTS AND APPROVALS; NO VIOLATIONS.

               (a) Except as set forth in Section 2.4(a) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the performance by the Company of its obligations hereunder will (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of the Company or any of its Subsidiaries; (ii) result in a violation or breach of, or default (or give rise to any right of termination, cancellation or acceleration) or result in the creation of any Lien (as defined below) under any of the terms, conditions or provisions of any note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease or agreement or similar instrument or obligation to which the Company or any of its Subsidiaries is a party or by which them or any of their assets may be bound or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any governmental agency or authority or court to which the Company or any of its Subsidiaries is subject, excluding from the foregoing clauses (ii) and (iii) such requirements, defaults, breaches, rights or violations that would not individually, or in the aggregate, have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or that would not prevent or delay the consumma tion of the transactions contemplated hereby. For purposes of this Agreement, "LIEN" means, with respect to any asset, any Encumbrance of any kind in respect of such asset.

               (b) Except as set forth in Section 2.4(b) of the Company Disclosure Schedule, no filing or registration with, notification to, or authorization, consent or approval of, any local, state, federal or foreign court, legislative, executive, governmental or regulatory authority or agency (each, a "GOVERNMENTAL AUTHORITY") is required in connection with the execution and delivery of this Agreement by the Company or the performance by the Company of its obligations hereunder, except (i) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), or any other competition or antitrust law in relevant jurisdictions (ii) those that become applicable as a result of the matters specifically related to Buyer or its Affiliates (as such term is defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended) and (iii) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole or that would not prevent or delay the consummation of the transactions contemplated hereby.

               SECTION 2.5 FINANCIAL STATEMENTS. The Company has delivered to Buyer true and complete copies of audited consolidated balance sheets of the Company and audited consolidated statements of income and cash flows of the Company (or its predecessor, as the case may be) for the period from April 2, 1996 to December 31, 1996 and for the fiscal year ended December 31, 1997 and unaudited consolidated balance sheets of the Company and unaudited consolidated statements of income and cash flows of the Company for the fiscal year ended December 31, 1998 (including, in each case, any notes thereto) (collectively, the "COMPANY FINANCIAL STATEMENTS"). The Company Financial Statements were prepared in accordance with generally accepted accounting principles ("GAAP"), applied on a consistent basis, and fairly present, in all material respects, the financial condition of the Company and its Subsidiaries as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring and year-end audit adjustments and the exclusion of certain footnotes thereto).

               SECTION 2.6 ABSENCE OF MATERIAL ADVERSE CHANGES, ETC. Except as set forth in Section 2.6 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement, since December 31, 1998, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and there has not occurred a material adverse change in the Company and its Subsidiaries, taken as a whole, excluding for such purposes, (i) any change resulting from general economic, financial or market conditions, (ii) any change resulting from conditions or circumstances generally affecting the businesses or industries, as a whole, in which the Company and/or its Subsidiaries operate and (iii) any change resulting from the entering into of this Agreement with the Buyer. Except as set forth in Section 2.6 of the Company Disclosure Schedule or as other wise contemplated by this Agreement, since December 31, 1998, the Company and its Subsidiaries have:

               (a) not amended its certificate of incorporation or bylaws;

               (b) not issued, delivered, sold, pledged, disposed of or encumbered, or authorized or committed to the issuance, sale, pledge, disposition or encumbrance of any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock of, or any kind of other ownership interest in, the Company (including, but not limited to, stock appreciation rights or phantom stock);

               (c) except with respect to the Preferred Stock, not declared, set aside, made or paid any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or any security or right exchangeable or exercisable for, or convertible into, its capital stock;

               (d) not reclassified, combined, split, subdivided or redeemed, purchased or otherwise acquired, directly or indirectly, any of its capital stock, or any security or right exchangeable or exercisable for, or convertible into, its capital stock;

               (e) other than in the ordinary course of business and consistent with past practice, not (i) incurred any indebtedness for borrowed money; (ii) made any capital expenditures in excess of an aggregate of $10 million; (iii) sold or disposed of any other their properties or assets having a value individually or in the aggregate in excess of $500,000; (iv) except as has been required by contractual obligations, made any loans, advances or capital contributions to, or investments in, any other Person on behalf of the Company or (v) made any change in any of their accounting methods and practices of their business, except as required by changes in GAAP;

               (f) other than in the ordinary course of business and consistent with past practice, not entered into, amended or terminated any Material Contracts;

               (g) other than in the ordinary course of business and consistent with past practice, not changed the employment arrangements with its senior executive officers (including hiring, termination, promotion or relocation), entered into or amended any employment, severance, termination or other similar agreement, adopted or amended any new employee benefit plan, program, agreement or arrangement that would otherwise constitute an employee benefit plan, or made any loans to any of its officers, directors, employees, agents or consultants or made any changes in its existing borrowing or lending arrangements for or on behalf of any of such persons; and

               (h) not agreed, committed, or adopted any plan or proposal to take any of the actions set forth in clauses (a) through (g) above.

               SECTION 2.7 NO UNDISCLOSED LIABILITIES. Except as and to the extent set forth in the Audited December 31, 1998 Balance Sheet (the "BALANCE SHEET"), neither the Company nor any of its Subsidiaries had at December 31, 1998 any liabilities (whether accrued, absolute, contingent, known or unknown) except such liabilities which (i) were incurred in the ordinary course of business, (ii) are performance liabilities under contracts, arrangements, understandings or the like, or (iii) in the aggregate, are not material to the Company and its Subsidiaries, taken as a whole. Except as and to the extent set forth in Section
2.7 of the Company Disclosure Schedule since December 31, 1998, neither the Company nor any of its Subsidiaries has incurred any liabilities except such liabilities which were incurred in the ordinary course of business or which, in the aggregate, are not material to the Company and its Subsidiaries taken as a whole.

                  SECTION 2.8  TAXES.

               (a) Except as set forth in Section 2.8 of the Company Disclosure Schedule:

                     (i) the Company and its Subsidiaries have filed all Tax Returns (as defined herein) required to be filed by them in the manner prescribed by law, or have a valid extension to file such Tax Returns, and all such Tax Returns are true, correct and complete in all material respects;

                     (ii) the Company and its Subsidiaries have paid or adequately reserved for all Taxes (as defined herein) due and owing by them, and neither the Company nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business since December 31, 1998;

               (iii) all Taxes due by the Company and its Subsidiaries with respect to any completed and settled audit, examination or deficiency litigation have been paid in full;

               (iv) no deficiencies for any Tax have been proposed, asserted or assessed in writing by any taxing authority against the Company or any of its Subsidiaries, no written requests for information related to Tax matters by any taxing authority has been received by the Company or any of its Subsidiaries and no written notice indicating an intent to open an audit or other review has been received by the Company or any of its Subsidiaries from any taxing authority;

               (v) neither the Company nor any of its Subsidiaries is a party to any tax sharing agreement or is liable for the Taxes of another Person that is not a Subsidiary of the Company as a transferee or successor, by contract or indemnity, or otherwise;

               (vi) there is no agreement or other documents extending, or having the effect of extending, the period of assessment or collection of Taxes of the Company or any of its Subsidiaries;

               (vii) neither the Company nor any of its Subsidiaries is a party to any agreement, contract or arrangement that has resulted within the past two taxable years or would result in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code (or any comparable provision of state, local or foreign law);

               (viii) neither the Company nor any of its.   Subsidiaries will be
required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, or (B) "closing agreement," as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law), entered into on or prior to the Closing Date;

               (ix) neither the Company nor any of its Subsidiaries has been a member of an Affiliated Group other than the ones of which the Company or any of its Subsidiaries (or any of their respective predecessors) was the common parent, or filed or been included in a combined, consolidated or unitary income Tax Return, other than one filed by the Company;

               (x) Buyer will not be required to deduct and withhold any amount pursuant to Section 1445(a) of the Code upon the transfer of the Shares to the Buyer; and

               (xi) the Company is not a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

               (b) For purposes of this Agreement, (i) "AFFILIATED GROUP" means any affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a corresponding provision of state, local or foreign law), (ii) "CODE" means the Internal Revenue Code of 1986, as amended, (iii) "TAXES" means all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, income, corporation, gross receipts, transfer, excise, property, sales, use, value-added, license, payroll, pay as you earn, withholding, social security and franchise or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, and such term shall include any interest, penalties or additions to tax attributable to such taxes, and (iv) "TAX RETURN" means any report, return, statement, claim for refund, information return or other written information supplied to a taxing authority in connection with Taxes.

               SECTION 2.9 EMPLOYEE BENEFIT PLANS.

               (a) Section 2.9(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all stock option plans, employment, consulting and severance agreements, pension, profit-sharing and retirement plans and all bonus and other employee benefit or fringe benefit plans, including, without limitation, "em ployee benefit plans" as such term is defined under Section 3(3) of ERISA maintained or with respect to which contributions are made by the Company and its Subsidiaries or with respect to which the Company or any Subsidiaries has any liability except employment, consulting and severance agreements and bonus and other employee benefit or fringe benefit plans, in each case, involving annual payment to any one individual less than $100,000. Accurate and complete copies of all such plans, programs or agreements have been made available to Buyer.

               (b) With respect to the employee benefit plans, programs and arrangements maintained or contributed to by the Company and its Subsidiaries or with respect to which the Company or any Subsidiaries has any liability (the "COMPANY PLANS"), except as set forth in Section 2.9(b) of the Company Disclosure Schedule and except as would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole: (i) each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that it is so qualified, and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such Company Plan; (ii) each Company Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law; and (iii) the Company and its Subsidiaries have not incurred any direct or indirect liability under, arising out of or by operation of Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), in connection with the termination of, or withdrawal from, any Company Plan or other retirement plan or arrangement (including, without limitation, any "employee pension benefit plan" (as defined in Section 3(2) of ERISA) that the Company, any Subsidiary or any other entity, that together with the Company or any Subsidiary is treated as a single employer under Section 414 of the Code, maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute), and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such liability. Except as set forth in Section 2.9(b) of the Company Disclosure Schedule, the aggregate accumulated benefit obligations of each defined benefits plan as of the Closing Date do not exceed the fair market value of the assets of such plan as of the Closing Date.

               (c) To the knowledge of the Company, all employee benefit plans that are subject to the laws of any jurisdiction outside the United States are in material compliance with such applicable laws, including relevant Tax laws relating thereto, and the requirements of any trust deed under which they are established.

               (d) Except as set forth on Section 2.9(d) of the Company Disclosure Schedule, none of the Company Plans provide for medical or life insurance benefits to retired or former employees.

               SECTION 2.10 ENVIRONMENTAL MATTERS.

               (a) (i) "ENVIRONMENTAL CLAIM" means any claim, action, cause of action, investigation or notice (written or oral) by any Person or entity alleging potential liability arising out of, based on or resulting from (a) the presence or Release of any Hazardous Materials at any location, whether or not owned or operated by the Company, or (b) circumstances forming the basis of any violation of any Environmental Law.

                   (ii) "ENVIRONMENTAL LAWS" means all federal, state, local and foreign laws and regulations, all common law and all other provisions having the force or effect of law relating to pollution or the environment, including, without limitation, those relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials.

                   (iii) "HAZARDOUS MATERIALS" means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. ss. 300.5, or defined as such by, or regulated as such under, any Environmental Law.

                     (iv) "RELEASE" means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata).

               (b) (i) Except as set forth in Section 2.10(b)(i) of the Company Disclosure Schedule, to the knowledge of the Company, the Company and its Subsidiaries are in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, which are in full force and effect, and compliance with the terms and conditions thereof), except where failure to be in compliance would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole. As of the date of this Agreement, the Company and its Subsidiaries have not received since January 1, 1997 any written communication, whether from a governmental authority, citizens' group, employee or otherwise, alleging that the Company and its Subsidiaries is not in such compliance.

                     (ii) Except as set forth in Section 2.10(b)(ii) of the Company Disclosure Schedule, there is no Environmental Claim pending or to the knowledge of the Company, threatened against the Company and its Subsidiaries or against any Person or entity whose liability for any Environmental Claim the Company and its Subsidiaries has or may have retained or assumed either contractually or by opera tion of law that would have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

                     (iii) There have been no Releases of Hazardous Materials at any of the Real Property (as defined below) or to the knowledge of the Company at any other location that would have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

               (c) Notwithstanding any other provision of this Agreement, the representations and warranties made in this Section 2.10 are the sole and exclusive representations made in this Agreement by the Sellers, the Company and its Subsid iaries with respect to environmental matters.

               SECTION 2.11  LEGAL PROCEEDINGS, ETC.  Except as set forth in
Section 2.11 of the Company Disclosure Schedule, as of the date of this Agreement, there are no suits, actions, claims, proceedings or investigations pending, or, to the knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries (or any of its stockholders, officers or directors in connection with the business or affairs of the Company), before any court, arbitrator or administrative or governmental body, United States or foreign which (i) are criminal in nature or (ii) are of any other nature and which, if adversely determined, would have a material adverse effect on the Company and its Subsidiaries, taken as a whole. As of the date of this Agreement, there are no such suits, actions, claims, proceedings or investigations pending or, to the knowledge of the Company, threatened challenging the validity or propriety of the transactions contemplated by this Agreement. The Company and its Subsidiaries are not subject to any judgments, decrees, injunctions, or orders of any (i) United States court or (ii) any other court which have had or would have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

               SECTION 2.12 COMPLIANCE WITH APPLICABLE LAW. Except as set forth in Section 2.12 of the Company Disclosure Schedule, each of the Company (or its predecessor, as the case may be) and its Subsidiaries has since April 2, 1996 (except in the case of the Subsidiaries of the Company, in which case the relevant date shall be date of acquisition of such Subsidiary) complied with and is in compliance, with all applicable laws, ordinances, rules and regulations of any federal, state, local or foreign governmental authority applicable to its business and operations except for such noncompliance which would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole. All governmental approvals, permits, licenses and other governmental authorizations (collectively, "PERMITS") required to conduct the business of the Company and its Subsidiaries are in the possession of the Company or any of its Subsidiaries, are in full force and effect and are being complied with, except for such Permits the failure of which to possess or be in compliance with which would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole. Sellers have delivered or made available copies of the Permits to Buyer.

               SECTION 2.13 CERTAIN CONTRACTS AND ARRANGEMENTS. Section 2.13 of the Company Disclosure Schedule sets forth a list of all written Insurance Policies (as defined in Section 2.16 hereof), Leases (as defined in Section 2.14 hereof), employee benefit agreements or arrangements, collective bargaining agreements, personal property leases involving annual payments in excess of $100,000, guarantees, indentures, mortgages and notes or other debt instruments evidencing indebtedness, material leases or agreements under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it, contracts or group of related contracts with the same party for the purchase or sale of supplies, products or other personal property or for the furnishing or receipt of services which involves a sum in excess of $1,000,000 annually (excluding any purchase orders or tooling orders), contracts which prohibit the Company or its Subsidiaries from freely engaging in business anywhere in the world and any other material contracts not in the ordinary course of business (collectively, the "MATERIAL CONTRACTS") to which the Company or any Subsidiary of the Company is a party. Except as set forth in Section 2.13 of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto, is in breach of, or default under, any of the Material Contracts, and no event has occurred that with notice or passage of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto, except for such breaches and defaults as individually or in the aggregate would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole. Sellers have delivered or made available copies of the Material Contracts to Buyer.

               SECTION 2.14   REAL PROPERTY.

               (a)   For purposes of this Agreement, "PERMITTED LIENS" means
(i) mechanics', carriers', workers', repairers', materialmen's, warehousemen's, landlord's and other similar Liens arising or incurred in the ordinary course of business, (ii) Liens arising or resulting from any action taken by Buyer, (iii) Liens for current Taxes, assessments and other governmental charges not yet due and payable or that may subsequently be paid without penalty (iv) Liens for current Taxes, assessments and other governmental charges that have become due and payable that are being contested in good faith by appropriate proceedings for which appropriate reserves in accordance with GAAP have been established,
(v) Liens which would appear on an accurate survey of Real Property (as herein defined), (vi) any other covenants, conditions, restrictions, reservations, rights, claims, rights-of-ways, easements and other encumbrances or matters of record affecting title, which do not individually or in the aggregate materially adversely affect the value or current use of any of the Real Property, (vii) zoning, building, land use, and other similar restrictions imposed by law, statute, rule, regulation, ordinance, order or process promulgated by any Governmental Authority, (viii) matters of public record, and (ix) matters set forth in Section 2.14(a) of the Company Disclosure Schedule. "LEASES" means the real property leases, subleases, licenses and use or occupancy agreements pursuant to which the Company is the lessee, sublessee, licensee, user or occupant of real property, or interests therein, necessary for the conduct of, or otherwise material to, the business of the Company as it is currently conducted. "LEASED REAL PROPERTY" means all interests in real property leased, subleased, licensed, used or occupied by the Company pursuant to the Leases. "OWNED REAL PROPERTY" means the real property owned by the Company. "REAL PROPERTY" means the Owned Real Property and the Leased Real Property.

               (b) Section 2.14(b) of the Company Disclosure Schedule contains a complete and correct list of all Owned Real Property setting forth information sufficient to identify specifically such Owned Real Property and the legal owner thereof. The Company has good and valid title to the Owned Real Property, free and clear of any material Liens other than Permitted Liens. Except as set forth in Section 2.14(b) of the Company Disclosure Schedule, there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any material portion thereof or interest therein. Except as set forth on Section 2.13 of the Company Disclosure Schedule, there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any person the right of use or occupancy of any portion of the Owned Real Property. The current use of the Owned Real Property does not violate any instrument of record or agreement affecting such Owned Real Property except for such violations that, individually or in the aggregate, would not have a material adverse affect on the Owned Real Property.

               (c) Section 2.14(c) of the Company Disclosure Schedule sets forth a complete and correct list of all Leased Real Property setting forth information sufficient to identify specifically such Leased Real Property. Each Lease grants the lessee under the Lease the right to use and occupy the premises and rights demised thereunder in accordance with the terms thereof, subject to Permitted Liens. The Company has good and valid title to the leasehold estate or other interest created under its respective Leases free and clear of any Liens other than Permitted Liens and except as otherwise provided in the Leases.

               (d) The Real Property constitutes all the fee, leasehold and other interests in real property held by the Company, and constitutes all of the fee, leasehold and other interests in real property, necessary for the conduct of, or otherwise material to, the business of the Company as it is currently conducted, except for any fee, leasehold or other interest acquired or disposed of in the ordinary course of business after the date hereof.

               SECTION 2.15  LABOR MATTERS. Except as set forth in Section
2.15 of the Company Disclosure Schedule, (i) the Company and its Subsidiaries are not a party to or bound by any collective bargaining agreement or other labor union contract applicable to persons employed by the Company, nor does the Company know of any activities or proceedings on behalf of or by any labor union to organize any such employees, (ii) there are no unfair labor practice charges or complaints, or any current union representation questions, involving employees or former employees of the Company pending against the Company before the National Labor Relations Board or similar foreign entity and (iii) there is no labor strike, lockout, organized slowdown or organized work stoppage in effect or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries other than, in cases of clauses (ii) and (iii), those matters which would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

               SECTION 2.16 INSURANCE. All material insurance policies (the "INSURANCE POLICIES") with respect to the property, assets, operation and business of the Company and the Subsidiaries of the Company are in full force and effect. Except as set forth in Section 2.16 of the Company Disclosure Schedule, as of the date of this Agreement, there are no pending claims having a value in excess of $500,000 under the Insurance Policies by the Company or any Subsidiary of the Company.

               SECTION 2.17 PATENTS, TRADEMARKS, ETC. (a) Except as set forth in Section 2.17 of the Company Disclosure Schedule (i) the Company and the Subsidiaries of the Company own or possess adequate licenses or other valid rights to use free and clear of all Encumbrances all United States and foreign patents, trademarks, trade names, service marks, copyrights, and applications and registrations for the foregoing which are currently used in the conduct of the business of the Company and the Subsidiaries of the Company (the "INTELLECTUAL PROPERTY RIGHTS"), (ii) as of the date of this Agreement, the validity of the Intellectual Property Rights and the title or rights to use thereof of the Company or any Subsidiary of the Company are not being questioned in any litigation to which the Company or any Subsidiary of the Company is a party, nor to the knowledge of the Company, is any such litigation threatened, (iii) as of the date of this Agreement, neither the Company nor any Subsidiary of the Company is a party to any litigation in connection with which a Person has alleged that the conduct of the business of the Company and the Subsidiaries of the Company infringed or infringes with any valid patents, trade marks, trade name, service marks or copyrights of others, nor, to the knowledge of the Company, is any such litigation threatened except for any such litigation which would not have a material adverse effect on the Company and its Subsidiaries taken as a whole, and (iv) to the knowledge of the Company, (A) no person is materially infringing upon or violating any of the Intellectual Property Rights and (B) no material claim is pending or threatened to that effect. Section 2.17 of the Company Disclosure Schedule sets forth a complete and correct list of all applications to register and all registered Intellectual Property Rights and all written licenses (other than off-the-shelf licenses) for Intellectual Property Rights.

               (b) All of the computer software, computer firmware, computer hardware (whether general or special purpose), and other similar or related items of automated, computerized, and/or software system(s) that are used or relied on by the Company or its Subsidiaries in the conduct of such Company's business will not malfunction, will not cease to function, will not generate incorrect data, and will not produce incorrect results when processing, providing, and/or receiving (i) date related data into and between the twentieth and twenty-first centuries and (ii) date related data in connection with any valid date in the twentieth and twenty-first centuries, except for any such malfunctions which would not have a material adverse effect on the Company and its Subsidiaries taken as a whole.

               SECTION 2.18 CERTAIN FEES. Except as set forth in Section 2.18 of the Company Disclosure Schedule and included on Exhibit A hereto, (i) the Company has not and will not employ any financial advisor or finder and (ii) the Company has not and will not incur any liability for any financial advisory or finders' fees or similar compensation in connection with this Agreement or the transactions contemplated hereby.


               SECTION 2.19 TRANSACTIONS WITH AFFILIATES. Except as set forth in Section 2.19 of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is involved in any contract, commitment, transaction or other situation with any of its officers, directors, Affiliates or shareholders which may generally be characterized as a "conflict of interest," including, direct or indirect interest in the business of competitors, suppliers or customers of the Company or any Subsidiary of the Company.

               SECTION 2.20  ACCOUNTS RECEIVABLE; INVENTORIES.
              (a) All notes and accounts receivable of the Company have arisen from bona fide transactions by the Company in the ordinary course of business. All accounts receivable reflected in the Balance Sheet and the Final Statement, are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts reflected in such Balance Sheet or Final Statement.

               (b) The inventory of the Company (including raw materials, supplies, work-in-process, finished goods and other materials) reflected in the Balance Sheet and the Final Statement (i) are in good, merchantable and useable condition, (ii) are at the lower of cost (determined by the last-in, first-out method) or market in accordance with GAAP, (iii) are, in the case of the aluminum inventory, of a quality such that the recovery rate is consistent with the most recent history of the Company, and (iv) are, in the case of the finished goods, of a quality and quantity saleable in the ordinary course of business and, in the case of all other inventories are of a quality and quantity useable in the ordinary course of business. None of the inventory is consigned inventory. The inventory obsolescence policies of the Company are appropriate for the nature of the products sold and the marketing methods used by the Company.

               SECTION 2.21 INDEBTEDNESS. Except for Indebtedness included in the Debt Amount, the Company or its Subsidiaries have no contracts, agreements, understandings or other obligations relating to Indebtedness. For the purposes hereof, "INDEBTEDNESS" means, without duplication, (i) all indebtedness or other obligations of the Company and its Subsidiaries for borrowed money, whether current, short-term, or long-term, secured or unsecured, (ii) all indebtedness of the Company and its Subsidiaries for the deferred purchase price for purchases of property outside the ordinary course which is not evidenced by trade payables, (iii) all lease obligations of the Company and its Subsidiaries under leases which are capital leases in accordance GAAP, (iv) all off-balance financings of the Company and Subsidiaries including, without limitation, synthetic leases and project financing, (v) any payment of obligations of the Company or its Subsidiaries in respect of banker's acceptances or letters of credit (other than stand-by letters of credit in support of ordinary course trade payables), (vi) any liability of the Company or its Subsidiaries with respect to interest rate swaps, collars, caps and similar hedging obligations,
(vii) any obligations of the Company or its Subsidiaries entered into with any employees, directors, shareholders and their affiliates since August 13, 1998 providing for bonuses or other payment (excluding Options) to such Persons (other than in respect of Fees and Expenses), (viii) the obligations pursuant to any class of preferred stock and any dividends accrued thereon, (ix) any indebtedness referred to in clauses (i) through (viii) above of any person or entity other than the Company which is either guaranteed by, or secured by a Lien upon any property owned by, the

Company or any of its Subsidiaries, and (x) any prepayment penalties resulting from the discharge of any of the foregoing obligations which are actually prepaid pursuant to a pre-existing contractual arrangement as a result of the transactions contemplated by this Agreement.

               SECTION 2.22 ISSUANCE OF SHARES. The Shares to be purchased pursuant to Section 1.1 hereof will, upon the issuance and sale thereof pursuant to the terms hereof, not have been issued in violation of any preemptive rights, be duly and validly authorized and issued by the Company, be fully paid and nonassessable and be free from any Encumbrances.

               SECTION 2.23  PRODUCT WARRANTY AND LIABILITY.

                     (a) To the knowledge of the Company, all products currently being designed, manufactured, merchandised, serviced, distributed, sold or delivered by the Company or its Subsidiaries have been in conformity with all material applicable contractual commitments and all express warranties. No liability exists for replacement thereof or other damages in connection with such sales or deliveries except for such liabilities or damages which would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

                     (b) None of the Company or its Subsidiaries is subject to any pending actions, or to the knowledge of the Company, any threatened action, asserting liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product currently being manufactured, sold, leased or delivered by the Company or its Subsidiaries except for such actions which if adversely determined would not have a material adverse effect on the Company and its Subsidiaries taken as a whole.


                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

               In order to induce the Buyer Group to enter into this Agreement, each Seller severally (as to himself, herself or itself and not as to any other Seller) represents and warrants to the Buyer Group as follows:

               SECTION 3.1 AUTHORITY AND RELATED MATTERS. Such Seller has all requisite power to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. With respect to any Seller that is a corporation or a partnership, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by such Seller have been duly and validly authorized by the Board of Directors or other governing body of such Seller and no other corporate or similar proceedings on the part of such Seller, and, as the case may be, its Board of Directors or other governing body or its stockholders or partners are necessary therefor. This Agreement has been duly executed and delivered by such Seller, and, assuming the due execution hereof by each of the Company, Buyer and the other Sellers, this Agreement constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except for (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting the rights of creditors generally and (ii) the effect of equitable principles of general application. With respect to any Seller that is a corporation or partnership, such Seller, to the extent applicable, is duly organized, validly existing and in good standing under the laws of its state of organization.

               SECTION 3.2 SHARE OWNERSHIP. Except as set forth in Section 3.2 of the disclosure schedule of the Sellers attached hereto (the "SELLERS DISCLOSURE SCHEDULE"), such Seller is the record and beneficial owner of the aggregate number of Shares and Options listed opposite its respective name in
Section 1.2 of the Company Disclosure Schedule (such Schedule also setting forth the number of shares of Series A Preferred Stock held by such Seller and the number of additional shares of Common Stock and Series B Preferred Stock to be held by such Seller after giving effect to the conversion described in Section
5.12 hereof). Upon transfer to the Company of Certificates representing the Shares set forth on Section 1.2 of the Company Disclosure Schedule, such redeemed shares shall become authorized, unissued shares of the Company's Common Stock, free and clear of all Encumbrances. Except for this Agreement and the transactions contemplated hereby, and except as disclosed in Section 2.2 of the Company Disclosure Schedule, there are no agreements, arrangements, warrants, options, puts, calls, rights or other commitments or understandings of any character to which such Seller is a party or by which any of his, her or its respective assets is bound and relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any shares of Common Stock or other capital stock of the Company or other securities convertible into capital stock of the Company.

               SECTION 3.3  CONSENTS AND APPROVALS; NO VIOLATIONS.

               (a) Except as described in Section 3.3(b) hereof, neither the execution and delivery by such Seller of this Agreement nor the performance by such Seller of its obligations hereunder will (i) conflict with or result in any breach of any provision of any certificate of incorporation, by-laws, trust agreement, partnership agreement, or certificate of partnership or other constitutive documents of such Seller, (ii) result in the creation or imposition of any Encumbrance upon any of such Seller's Shares or (iii) assuming that the filings, registrations, notifications, authorizations, consent and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Authority to which such Seller is subject, excluding from the foregoing clause (ii) and (iii) such requirements, defaults, breaches, rights or violations that would not have a material adverse effect on the ability of such Seller to consummate the transactions contemplated hereby.

               (b) No filing or registration with, notification to, or authorization, consent or approval of any Governmental Authority is required in connection with the execution and delivery of this Agreement by such Seller or the performance by such Seller of its obligations hereunder, except for (i) those set forth in Sections 2.4(b) and 3.3(b) of the Company Disclosure Schedule, (ii) filings under the HSR Act, (iii) those that become applicable as a result of matters specifically related to Buyer or its Affiliates, or (iv) such other consents, approvals orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made would not have a material adverse effect on the ability of such Seller to consummate the transactions contemplated hereby.

               SECTION 3.4 BROKERS, FINDERS, ETC.  Except as set forth in
Section 2.18 or in Section 2.18 of the Company Disclosure Schedule, (i) such Seller has not employed any financial advisor or finder and (ii) such Seller has not incurred any liability for any financial advisor or finders' fees in connection with this Agreement or the transactions contemplated hereby. The Company is solely responsible for any payment, fee or commission that may be due to Donaldson, Lufkin & Jenrette and Merrill Lynch, Pierce, Fenner & Smith Incorporated in connection with the transactions contemplated hereby, which shall be set forth on Exhibit A.

               SECTION 3.5 LEGAL PROCEEDINGS. There are no suits, actions, claims, proceedings, or investigations pending against any Seller before any court, arbitrator or administrative or governmental body, United States or foreign which, if adversely determined, would have a material adverse effect on the ability of such Seller to consummate the transactions contemplated hereby.

                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF THE BUYER GROUP

               In order to induce the Company and each of the Sellers to enter into this Agreement, the Buyer hereby represents and warrants to the Company and Sellers as follows:

               SECTION 4.1 CORPORATE ORGANIZATION AND AUTHORITY.

               (a) Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to own, lease and operate the properties owned, leased and operated by it and to carry on the operations of its business as now being conducted by it. Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it with respect to its business or the nature of the business conducted or proposed to be conducted by it makes such licensing or qualification necessary, except in such jurisdictions where the failure to be so duly qualified or licensed or in good standing would not have a material adverse effect on Buyer. Buyer has heretofore made available to the Company a complete and correct copy of the certificate of incorporation and bylaws or other organizational documents of Buyer, as currently in effect.

               (b) Buyer has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by the Manager Committee of Buyer and no other proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by Buyer and constitutes, assuming due authorization, execution and delivery of this Agreement by the Company and Sellers, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except that such enforcement may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' right generally, and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

               SECTION 4.2  CONSENTS AND APPROVALS; NO VIOLATIONS.

               (a) Except as set forth in Section 4.2 of the Buyer Disclosure Schedule, neither the execution and delivery of this Agreement nor the performance by Buyer of its obligations hereunder will (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of Buyer; (ii) result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease or agreement or similar instrument or obligation relating to the business of Buyer or to which Buyer is a party or by which Buyer or any of the assets used or held for use by Buyer may be bound or
(iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Authority to which Buyer is subject, excluding from the foregoing clauses (ii) and (iii) such requirements, defaults, breaches, rights or violations that would not in the aggregate have a material adverse effect on Buyer and its subsidiaries, taken as a whole, or that would not prevent or delay the consummation of the transactions contemplated hereby.

               (b) Except as set forth in Section 4.2 of the Buyer Disclosure Schedule, no filing or registration with, notification to, or authorization, consent or approval of, any Governmental Authority is required in connection with the execution and delivery of this Agreement by Buyer or the performance by Buyer of its obligations3 hereunder, except (i) compliance with any applicable requirements of the HSR Act and similar applicable foreign merger control laws; and (ii) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made would not have a material adverse effect on Buyer and its Subsidiaries, taken as a whole or that would not prevent or delay the consummation of the transactions contemplated hereby.

               SECTION 4.3 LEGAL PROCEEDINGS, ETC.  Except as set forth in
Section 4.3 of the Buyer Disclosure Schedule, as of the date of this Agreement, there are no suits, actions, claims, proceedings or investigations pending, or, to the knowledge of Buyer, threatened against or involving Buyer or any of its Subsidiaries (or any of their respective officers or directors in connection with the business or affairs of Buyer and its Subsidiaries) before any court, arbitrator or administrative or govern-mental body, United States or foreign which, if adversely determined, would have a material adverse effect on Buyer and its Subsidiaries, taken as a whole. As of the date of this Agreement, there are no such suits, actions, claims, proceedings or investigations pending or, to the knowledge of Buyer, threatened challenging the validity or propriety of the transactions contemplated by this Agreement. Neither Buyer nor any of its Subsidiaries is subject to any judgment, decree, injunction or order of any court, which has had or would have a material adverse effect on Buyer and its Subsidiaries, taken as a whole.

               SECTION 4.4 CERTAIN FEES. Except as set forth in Section 4.4 of the Buyer Disclosure Schedule, (i) the Buyer has not employed any financial advisor or finder and (ii) the Buyer has not incurred any liability for any financial advisory or finders' fees in connection with this Agreement or the transactions contemplated hereby.

               SECTION 4.5 FINANCING. The Company has received copies of commitment letters dated March 26, 1999 and March 24, 1999, respectively, from NationsBridge, L.L.C. and Chase Securities Inc., and Nationsbanc Montgomery Securities LLC, Bank of America NT&SA, Chase Securities Inc. and the Chase Manhattan Bank (the "FINANCING COMMITMENT LETTERS"), pursuant to which the foregoing has committed, subject to the terms and conditions set forth therein, to enter into one or more credit agreements providing for loans to the Company of up to $500,000,000. The aggregate commitments under the Financing Commitment Letters, together with the Buyer Group's commitment to purchase equity, are in an amount sufficient to (i) pay the Fees and Expenses required to be paid in connection with the transactions contemplated hereby, (ii) provide the Company with available borrowings of at least $20.0 million following the Closing, (iii) provide the Company with adequate funds to meet its obligations under the Assumed Debt and (iv) satisfy the obligation of the Company to make all necessary cash payments to (A) make the payment of the Redemption Price to the Sellers, (B) make the payment of the Subordinated Debt Repayment Amount to the Subordinated Debt Holders, (C) repay and discharge all indebtedness outstanding (including any accrued interest, premiums, if any, and expense reimbursement, if required) under the Credit Agreement, dated as of March 16, 1998, among the Company, French Holdings, Inc., a Delaware corporation, Automotive Components Investment Limited, a private limited company incorporated under the laws of England and Wales, Morris Ashby Limited, a private limited liability company incorporated under the laws of England and Wales, the several banks and other financial institutions from time to time parties to the Credit Agreement, Chase Manhattan International Limited, any Future Foreign

Subsidiary Agent, and the Chase Manhattan Bank, a New York banking corporation (the "CREDIT AGREEMENT") and (D) make the payment of the Preferred Stock Redemption Amount to the Preferred Stock Holders (the financing and the available cash to provide for the payment of all of the obligations referred to in this sentence, including, without limitation, the agreement relating thereto, being referred to herein as the "FINANCING").

               SECTION 4.6 ACQUISITION OF SHARES FOR INVESTMENT. Each member of the Buyer Group has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Shares. Buyer confirms that the Company and the Sellers have made available to Buyer the opportunity to ask questions of the officers and management employees of the Company and to acquire additional information about the business and financial condition of the Company and its Subsidiaries. Each member of the Buyer Group is acquiring the Shares for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Shares. Each member of the Buyer Group agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Shares Act of 1933, as amended, except pursuant to an exemption from such registration available under such Act.

               SECTION 4.7 SOLVENCY. At and following the Closing, the Company and its Subsidiaries will be, on a consolidated basis, Solvent after giving effect to the purchase and sale of the Shares and any other transactions contemplated hereby or by Buyer or any of its affiliates on such date or which would be otherwise taken into account in determining whether any of the transactions contemplated hereby were a fraudulent conveyance or impermissible dividend under applicable law. For purposes of this Agreement, "SOLVENT" shall mean with respect to any Person that (a) the fair saleable value of the property of such Person is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date, (b) as of such date, such Person is able to pay all of its liabilities as such liabilities mature, (c) such Person does not have unreasonably small capital for conducting the business theretofore or proposed to be conducted by such Person and its Subsidiaries, and (d) such Person has not incurred nor does it plan to incur debts beyond its ability to pay as they mature.


                                    ARTICLE V

                                    COVENANTS

               SECTION 5.1 CONDUCT OF THE BUSINESS. The Company agrees that, during the period from the date hereof until the earlier of the Closing or the termination of this Agreement, except as (i) otherwise expressly contemplated hereby, (ii) set forth in Section 5.1 of the Company Disclosure Schedule or
(iii) consented to by Buyer, in writing, (which consent shall not be unreasonably withheld) the Company shall, and shall cause each of its Subsidiaries to:

               (a) use its commercially reasonable efforts to (x)cause its business operations to be conducted in the ordinary course consistent with past practice, including without limitation, maintenance of working capital balances, the collection of accounts receivable, the payment of accounts payables, the making of capital expenditures in accordance with the budget set forth on
Section 5.1(a) of the Company Disclosure Schedule and cash management practices generally and (y) preserve intact its assets, properties, business organization in all material respects and relationships with suppliers, employees and customers;

               (b) promptly (once the Company or any Seller has knowledge thereof) inform Buyer in writing of any breach of any of the representations and warranties contained in Article II or Article III hereof or any breach of any covenant hereunder by Seller or the Company;

               (c) not amend its certificate of incorporation or by-laws;

               (d) not issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of any shares of capital stock of any class (except upon the exercise of Options outstanding on the date hereof), or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock of, or any other ownership interest in, the Company (including, but not limited to, stock appreciation rights or phantom stock);

               (e) not declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or any security or right exchangeable or exercisable for, or convertible into, its capital stock;

               (f) not reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, or any security or right exchangeable or exercisable for, or convertible into, its capital stock;

               (g) other than in the ordinary course of business and consistent with past practice, not (i) incur any indebtedness for borrowed money (except for short term indebtedness incurred in the ordinary course of business); (ii) make any capital expenditures in excess of an aggregate of $15 million; (iii) sell or dispose of any of their properties or assets having a value individually or in the aggregate in excess of $500,000; (iv) except as may be required by existing contracts, make any loans, advances or capital contributions to, or investments in, any other Person on behalf of the Company or (v) make any change in any of the present accounting methods and practices of their business, except as required by changes in GAAP;

               (h) other than in the ordinary course of business and consistent with past practice, not enter into, amend or terminate any Material Contracts;

               (i) other than in the ordinary course of business and consistent with past practice, not change the employment arrangements with its senior executive officers (including hiring, termination, promotion or relocation), enter into or amend any employment, severance, termination or other similar agreement, adopt or amend any new employee benefit plan, program, agreement or arrangement that would otherwise constitute an employee benefit plan, or make any loans to any of its officers, directors, employees, agents or consultants or make any changes in its existing borrowing or lending arrangements for or on behalf of any of such persons;

               (j) comply with all material applicable legal requirements and material contractual obligations applicable to the operations of the Company and pay all material taxes required by applicable law to be paid prior to the Closing; and

               (k) not agree, commit, or adopt any plan or proposal to take any of the actions set forth in clauses (c) through (j) above.

              SECTION 5.2 ACCESS TO INFORMATION; CONFIDENTIALITY.

               (a) Upon reasonable advance notice, between the date hereof and the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall (i) give Buyer, its counsel, financial advisors, financing sources, auditors and other authorized representatives (collectively, "REPRESENTATIVES") reasonable access during normal business hours upon reasonable advance written notice to the offices, properties, books and records of the Company, (ii) furnish to Buyer and such Representatives such financial and operating data and other information as such Persons may reasonably request, and (iii) instruct its employees, counsel, financial advisors and auditors to cooperate with Buyer in its investigation of the business of the Company.

               (b) The confidentiality agreement between Hidden Creek Industries and the Company dated October 21, 1998 (the "CONFIDENTIALITY AGREEMENT") shall remain in full force and effect and the other members of the Buyer Group shall agree to be bound by the terms of, and comply with the obligations of Hidden Creek Industries under, such Confidentiality Agreement.

               SECTION 5.3 NO SHOP. Each Seller and the Company and its Subsidiaries (and each of their respective directors, officers, employees, advisors, representatives, agents or Affiliates) shall not engage in, solicit or initiate any discussions or negotiations with, or provide any information to (except, that in the event Buyer shall be obligated by law to publicly disclose that this Agreement exists, the Sellers and the Company and its Subsidiaries may provide information to other Persons for the sole purpose of advising them of this Agreement), or negotiate or enter into any agreement or agreement in principle with, any other Person with respect to a sale of the Company or any Subsidiary, their assets (except as permitted by Section 5.1) or capital stock or any similar transaction.

               SECTION 5.4 NON-SOLICITATION OF EMPLOYEES; NON-COMPETE.

               (a) If this Agreement is terminated, Buyer and its affiliates agree that they will not for a period of two years thereafter, without the prior written approval of the Company, directly or indirectly, solicit the employment of, or offer employ ment to or hire any person who is a member of management of the Company or any of its Subsidiaries, at the date hereof or at any time hereafter that precedes such termination.

               (b) For a period of two years from and after the Closing Date, Windward Capital Associates, L.P. (or any entity controlled by it or under common control with it) will not, directly or indirectly, engage (whether as an officer, director, employee, investor, partner, stockholder, member, sole proprietor, trustee or consultant) in the manufacture, design and sale of any Products (defined herein) which the Company or its Subsidiaries produces as of the Closing Date in any location in which the Company or any Subsidiary manufacturers, designs and sells any of its Products as of the Closing Date; provided, however, that ownership of less than 5% of the outstanding stock of any publicly traded corporation shall not be deemed to be engaging in the manufacture and sale of any Products which the Company or its Subsidiaries produces; PROVIDED, FURTHER, THAT, Windward Capital Associates, L.P. (or any entity controlled by it or under common control with it) shall not be prohibited from owning equity in the Company. For the purposes of this Agreement, "PRODUCTS" shall mean the range of medium and large high pressure aluminum diecast engine and drivetrain components including oil pans, engine front covers, transmission cases, timing chain housings, water pump housings, cam covers and ladderframes. Windward Capital Associates, L.P. represents that it is the general partner or manager of all the Sellers except for itself, CS
First Boston and Charles M. Waldon).

               (c) For a period of two years from and after the date hereof, Windward Capital Associates, L.P. will not, without the prior written approval of the Company, directly or indirectly, solicit the employment of, or offer employment to or hire any person (other than (i) Robert Barton or (ii) Charles
M. Waldon for the purposes of being a director of an entity controlled by Windward Capital Associates, L.P. or its affiliates or to evaluate investment opportunities for Windward Capital Associates, L.P. or its affiliates (to the extent not in violation of clause (b) above) who was a member of management of the Company or any of its Subsidiaries at the date hereof.

               (d) Each member of the Buyer Group, the Company and Windward Capital Associates, L.P. agree that any remedy at law for any breach by it of this Section 5.4 would be inadequate, and the Company would be entitled to injunctive relief in such a case. If it is ever held that the restriction placed on the Buyer Group and Windward Capital Associates, L.P. by this Section 5.4 is too onerous and is not necessary for the protection of the Company, each member of the Buyer Group and Windward Capital Associates, L.P. agree that any court of competent jurisdiction may impose lesser restrictions which such court may consider to be necessary or appropriate to properly protect the Company.

               SECTION 5.5  DIRECTOR AND OFFICER LIABILITY; INDEMNIFICATION.

               (a) If the Closing occurs, the Company agrees that all rights to indemnification and all limitations on liability existing in favor of any Company Indemnitee as provided in the certificates of incorporation or bylaws of the Company or any Subsidiary of the Company, or any Indemnity Agreement to which the Company or any Subsidiary of the Company is a party, shall survive the consummation of the transactions contemplated by this Agreement and continue in full force and effect and be honored by the Company and the Subsidiaries of the Company after the Closing. To the extent permitted by (i) the certificate of incorporation and bylaws of the Company or any Subsidiary of the Company or (ii) any agreement providing for indemnification by the Company, any Subsidiary of the Company or any Company Indemnitee in effect on the date of this Agreement (an "INDEMNITY AGREEMENT"), advancement of Expenses pursuant to this Section 5.5(a) shall be mandatory rather than permissive and the Company shall advance any Expenses in connection with such indemnification. In addition to the other rights provided for in this Section 5.5(a) and not in limitation thereof, for six years from and after the Closing Date, the Company shall, and shall cause the Subsidiaries of the Company to, to the fullest extent permitted by applicable law, (i) indemnify and hold harmless the individuals who on or prior to the Closing Date were officers, directors or employees of the Company or any Subsidiary of the Company, and the heirs, trustees, fiduciaries and administrators of such officers, directors or employees (collectively, the "COMPANY INDEMNITEES") against all losses, Expenses, claims, damages, liabilities, judgments, or amounts paid in settlement (collectively, "COSTS") in respect of any threatened, pending or completed claim, action, suit or proceeding, whether criminal, civil, administrative or investigative to the extent based on, or arising out of or relating to the fact that such person is or was a director, officer or employee of the Company or any Subsidiary of the Company and arising out of acts or omissions occurring on or prior to the Closing Date (including, without limitation, in respect of acts or omissions in connection with this Agreement and the transactions contemplated hereby) (an "INDEMNIFIABLE CLAIM") and (ii) advance to such Company Indemnitees all Expenses incurred in connection with any Indemnifiable Claim promptly after receipt of a reasonably detailed statement therefor. In the event any Indemnifiable Claim is asserted or made within such six year period, all rights to indemnification and advancement of Expenses in respect of any such Indemnifiable Claim shall continue until such Indemnifiable Claim is disposed of or all judgments, orders, decrees or other rulings in connection with such Indemnifiable Claim are fully satisfied; PROVIDED, HOWEVER, that the Company shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed). The obligations of the Company and the Subsidiaries of the Company under this Section 5.5(a) shall not be terminated or modified in such a manner as to adversely affect any Company Indemnitee to whom this Section 5.5(a) applies without the consent of such affected Company Indemnitee (it being expressly agreed that the Company Indemnitees to whom this Section 5.5(a) applies shall be third party beneficiaries of this Section 5.5(a)). If the Closing occurs, the Company shall, and shall cause the Subsidiaries of the Company to pay all Expenses to any Company Indemnitee incurred in enforcing the indemnity or other obligations provided for in this Section 5.5(a).

               (b) For six years after the Closing, the Company will provide and will cause the Subsidiaries of the Company to provide officers' and directors' liability insurance in respect of acts or omissions occurring at or prior to the Closing Date covering each such person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount not materially less favorable than those of such policy in effect on the date hereof; PROVIDED, HOWEVER, that in no event shall the Company or the Subsidiaries of the Company be required to expend more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance (the "MAXIMUM AMOUNT"). In the event that any Company Indemnitee is entitled to coverage under an officers' and directors' liability insurance policy pursuant to this Section 5.5(b) and such policy has lapsed, terminated, been repudiated or is otherwise in breach or default as a result of the Company's or the Company's Subsidiaries' failure to maintain and fulfill its obligations pursuant to such policy as provided in this Section 5.5(b), the Company and the Subsidiaries of the Company shall pay to the Company Indemnitee such amounts and provide any other coverage or benefits as the Company Indemnitee shall have received pursuant to such policy.

               (c) In the event the Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provision shall be made so that the successors and assigns of the Company (or their successors and assigns) shall assume the obligations set forth in this Section 5.5.

               SECTION 5.6 REASONABLE BEST EFFORTS. Upon the terms and subject to the conditions herein provided, except as otherwise provided in
Section 5.7, each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party hereto in doing (including cooperating at the Buyer Group's expense in assisting in the process required to obtain title insurance policies and surveys with respect to the Real Property), all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, but not limited to, (i) the satisfaction of the conditions precedent to the obligations of any of the parties hereto, (ii) the obtaining of consents, waivers or approvals of third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder, and (iv) the execution and delivery of such instruments, and the taking of such other actions as the other party hereto may reasonably require in order to carry out the intent of this Agreement.

               SECTION 5.7 GOVERNMENTAL AUTHORIZATIONS.

               (a) The Company and the Sellers, on the one hand, and Buyer, on the other hand, shall promptly file all necessary registrations and filings, including, but not limited to, filings under the HSR Act or any other competition or antitrust law in relevant jurisdictions and submissions of additional information requested by any Governmental Authority; PROVIDED THAT the parties agree to take reasonable best efforts to cause the filing under the HSR Act shall occur not later than three business days following the execution of this Agreement. Each of Buyer, the Company and the Sellers further agrees that it will, and will cause its affiliates to, comply with any applicable post-Closing notification or requirements of any antitrust, trade competition, investment or control reporting or similar law or regulation or any Government Authority with competent jurisdiction. Each of Buyer, the Company and the Sellers agrees to cooperate with and promptly to consult with, to provide any reasonably available information with respect to, and to provide, subject to appropriate confidentiality provisions, copies of all presentations and filings to any Governmental Authority to the other party or its counsel.

                  (b) In addition to the agreements set forth in (a) above, the Company and Buyer shall each use its reasonable best efforts to ensure that the consents, approvals, waivers or other authorizations from Governmental Authorities, including without limitation, antitrust clearance under the HSR Act, are obtained as promptly as practicable and that any conditions set forth in or established by any such Governmental Authorities are wholly satisfied. In fulfillment of this covenant, the Company and Buyer each agrees, among other steps or actions and without limiting the scope of Buyer's and the Company's obligations, to:

                  (i) take reasonable best efforts to satisfy any additional conditions imposed by Governmental Authorities with respect to the acquisition of the Company; and

                  (ii) oppose vigorously any litigation relating to this Agreement or the transactions contemplated hereby, including, without limitation, to appeal promptly any adverse decision or order by any Governmental Authority or, if reasonably requested by the other party hereto, to commence or threaten to commence and to pursue vigorously litigation reasonably believed by the other party hereto to be helpful in obtaining authorization from Governmental Authorities or in terminating any outstanding proceedings; it being understood that the costs and expenses of all such legal action shall be borne by Buyer.

                  SECTION 5.8 PUBLIC ANNOUNCEMENTS. No press release or announcement concerning the transactions contemplated hereby shall be issued by the Company, any member of the Buyer Group or any Seller without the prior consent of the Buyer, Sellers and the Company, except as such release or announcement may be required by law, rule or regulation, in which case the party required to issue the release or announcement shall allow Buyer, Sellers and the Company reasonable time to comment on such release or announcement in advance of its issuance.

                  SECTION 5.9 STOCK OPTIONS.

                  (a) Each Option granted to a Company employee that is outstanding immediately prior to the Closing Date, whether or not then vested or exercisable, shall, effective as of the Closing Date, but subject to Section 1.4(e) of this Agreement, be cancelled in exchange for a single lump sum cash payment (net of required withholding Taxes) equal to the product of (1) the number of Shares subject to such Option and (2) the excess, if any, of (A) Cash Payment Per Share on the Closing Date over (B) the exercise price per Share subject to such Option. At or prior to the Closing, the Company shall make available to the Buyer evidence, reasonably satisfactory to the Buyer that no Options shall remain outstanding immediately after the Closing.

               (b) Sellers shall cause the Board to prepare and deliver to Buyer on or before the Closing Date resolutions terminating the Company's (i) 1998 Stock Option Plan and (ii) 1998 Performance Stock Option Plan, each in accordance with the terms of such plans.

               (c) Sellers shall cause the Board to shorten the period during which the options under the Company's 1998 Stock Option Plan and 1998 Performance Stock Option Plan are exercisable to provide for an exercise date of no later than the Closing Date. The Board shall deliver written notice, in accordance with the terms of such plans, of such acceleration no less than eleven days prior to the Closing Date.

               SECTION 5.10 EMPLOYEE MATTERS.

               (a) Each individual who is employed by the Company or any Subsidiary immediately prior to the Closing Date shall remain an employee of the Company or such Subsidiary following the Closing Date (each such employee, an "AFFECTED EMPLOYEE"); PROVIDED, HOWEVER, that this Section 5.10 shall not be construed to limit the ability of the applicable employer to terminate the employment of any Affected Employee at any time.

               (b) The Company will, or will cause the applicable Subsidiary of the Company to, give Affected Employees full credit for purposes of eligibility, vesting, benefit accrual (except with respect to benefit accrual under any defined benefit pension plans) and determination of the level of benefits under any employee benefit plans or arrangements maintained by the Company or any Subsidiary of the Company for such Affected Employees' service with the Company or any Subsidiary of the Company to the same extent recognized by the Company or such Subsidiary immediately prior to the Closing Date.

               (c) The Company will, or will cause the applicable Subsidiary of the Company to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employees may be eligible to participate in after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under any welfare plan maintained for the Affected Employees immediately prior to the Closing Date, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Closing Date.

               (d) For a period of one year immediately following the Closing Date, the coverage and benefits provided to Affected Employees pursuant to employee benefit plans or arrangements maintained by the Company or Company Subsidiary shall be, in the aggregate, not less favorable than those provided to such employees immediately prior to the Closing Date.

               (e) As of the Closing Date, the Company shall expressly assume and agree to perform, or cause the applicable Subsidiary of the Company to perform, in accordance with their terms, all employment, severance and other compensation agreements and arrangements then existing between the Company or any Subsidiary of the Company with any director, officer or employee thereof.

               SECTION 5.11 REPAYMENT OF INDEBTEDNESS.

               (a) Simultaneously with the Closing and from the Financing arranged by the Buyer as contemplated by this Agreement for consummation of the transactions contemplated hereby, the Company shall repay and discharge in full all amounts due under the Credit Agreement, including accrued and unpaid interest thereon and any premiums, fees and expenses related to the prepayment thereof (the "SENIOR DEBT REPAYMENT AMOUNT"), and shall repay and discharge such indebtedness in a manner acceptable to the parties to the Credit Agreement (the "SENIOR DEBT HOLDERS").

               (b) Simultaneously with the Closing and from the Financing arranged by the Buyer as contemplated by this Agreement for consummation of the transactions contemplated hereby, the Company shall repay and discharge in full the Company Notes, including accrued and unpaid interest thereon and any premiums, fees and expenses related to the prepayment thereof (the "SUBORDINATED DEBT REPAYMENT AMOUNT"), and shall repay and discharge such indebtedness in a manner acceptable to the holders of the Subordinated Debt (the "SUBORDINATED DEBT HOLDERS").

               (c) Following the Closing Date, the following debt of the Company or its Subsidiaries shall remain outstanding as an obligation of the Company or its Subsidiaries and shall continue to be due and payable in accordance with its terms: (i) the Guaranteed Unsecured Floating Rate Loan Notes due 2003 Series A, Series B,

Series C and Series D, (ii) the Morris Ashby Loan Notes due 2000, (iii) hedging contracts for the forward sale of Pesetas from U.S. dollars, (iv) all capitalized leases referred to in Section 2.13 of the Company Disclosure Schedule and (v) all of the Peseta denominated debt at Ansola referred to in
Section 2.13 of the Company Disclosure Schedule (with respect to the foregoing items, all outstanding principal and accrued interest shall be included collectively (calculated on a net basis) as, the "ASSUMED DEBT").

               SECTION 5.12 PREFERRED STOCK. Immediately prior to the Closing, in accordance with their terms, the Company shall cause the shares of Series A Preferred Stock to automatically, and without any action on the part of the holders thereof, be converted into shares of Common Stock and Series B Preferred Stock in accordance with the terms of the Amended and Restated Certificate of Incorporation of the Company. From the Financing arranged by Buyer as contemplated by this Agreement for consummation of the transactions contemplated hereby, the Company shall redeem the shares of Series B Preferred Stock for the Series B Preferred Redemption Price (as such term is defined in the Amended and Restated Certificate of Incorporation of the Company) (the "PREFERRED STOCK REDEMPTION AMOUNT") from the holders of the Preferred Stock (the "PREFERRED STOCK HOLDERS"). The shares of Common Stock issued in such conversion shall be redeemed by the Company or shall remain outstanding, as the case may be, in accordance with Article I hereof.

               SECTION 5.13 SHAREHOLDER APPROVAL OF PAYMENTS. Prior to the Closing, the Company and Sellers shall have satisfied the shareholder approval requirements of Section 280G(b)(5)(B) of the Code with respect to all payments to be made to disqualified individuals (within the meaning of Section 280G(c) of the Code) in connection with the transactions contemplated hereby.

               SECTION 5.14 SHAREHOLDERS AGREEMENT; BOARD OF DIRECTORS;
BUYER'S FURTHER ASSURANCES. At or prior to the Closing, the Buyer Group, the Sellers (to the extent they continue to own equity of the Company following the redemption contemplated by Section 1.2 of this Agreement) and the Company shall enter into a Shareholders Agreement (the "SHAREHOLDERS AGREEMENT") substantially in the form of Exhibit D hereto. At or immediately following the Closing, the Buyer Group shall cause the Company to appoint a Person designated by the Sellers' Representative at least five days prior to Closing (which designee shall be reasonably acceptable to the Buyer Group) to the Board of Directors of the Company. The Shareholders Agreement shall provide for the right of the Sellers' Representative to appoint one member of the Board of Directors of the Company for so long as the Sellers or their affiliates shall own in the aggregate at least 5% of the outstanding capital stock of the Company. Following the Closing, each member of the Buyer Group agrees to vote all shares owned by such Buyer to cause the Company to fully comply with the post-closing covenants contained in this Agreement; PROVIDED THAT the foregoing provision is not a guarantee of the Company's obligations hereunder and the members of the Buyer Group shall not be obligated to make any payment with respect to, or otherwise perform, the obligations of the Company hereunder and the Sellers' sole remedy shall be an action for specific performance, injunctive and/or other equitable relief.

               SECTION 5.15 ORGANIZATIONAL DOCUMENTS. At or prior to the Closing, Seller and the Company shall obtain or grant such approval, as the case may be, and shall take such other action as is necessary, including, without limitation, amending the Articles of Incorporation, substantially in the form of Exhibit E-1 attached hereto, and By-Laws of the Company substantially in the form of Exhibit E-2 attached hereto.

               SECTION 5.16  FINANCING.

               (a) In connection with the transactions contemplated hereby, at the Closing, the Company shall execute and contemporaneously with the closing of all transactions contemplated hereby, deliver agreements and instruments relating to the Financing.

                  (b) Buyer will update the Company on a regular basis in connection with the process of obtaining the Financing described in Section 4.5 hereto. The Company agrees to provide, and will cause its Subsidiaries and its and their respective officers, employees, counsel and accountants to provide, to the Buyer reasonable cooperation in connection with the arrangement of the Financing and any other financing to be consummated contemporaneous with or at or after the Closing in respect of the transactions contemplated by this Agreement, including without limitation, the execution and delivery of any pledge or security documents, underwriting or placement agreements, other definitive financing documents, or other requested certificates, documents or financial information as may be requested by Buyer.

                  (c) The Buyer shall use reasonable best efforts to obtain the Financing contemplated by the Financing Commitment Letters to consummate the transactions contemplated hereby.

               SECTION 5.17 SOLVENCY OPINION. The Board of Directors of the Company shall have been permitted to rely on the solvency opinion of the firms retained by Buyer in connection with the Financing Commitment Letters in reaching its determination to consummate the transactions contemplated by
Section 1.2 hereof.


                                   ARTICLE VI
                 CONDITIONS TO BUYER GROUP'S OBLIGATION TO CLOSE

               The Buyer Group's obligation to consummate the transactions contemplated herein shall be subject to the satisfaction or written waiver by Buyer on or prior to the Closing Date, of all of the following conditions:

               SECTION 6.1 REPRESENTATIONS AND WARRANTIES; COVENANTS. (a) The representations and warranties of the Company, without giving any effect to any materiality qualifications or limitations therein, shall be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date) (without taking into account any disclosure made by the Company to Buyer pursuant to
Section 5.1(b) hereof), except (i) as otherwise contemplated by this Agreement,
(ii) for such failures to be true and correct which in the aggregate would not have a material adverse effect (excluding therefrom effects to the extent arising as a result of (A) general economic, financial or market conditions, conditions or circumstances generally affecting the businesses or industries, as a whole, in which the Company and/or its Subsidiaries operate or (B) the identity of the Buyer Group) on the Company and its Subsidiaries, taken as a whole. The Company shall have performed in all material respects each of its respective agreements and covenants contained in or contemplated by this Agreement that are required to be performed by it at or prior to the Closing pursuant to the terms hereof.

               (b) The representations and warranties of the Sellers, without giving effect to any materiality qualifications or limitations therein shall be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date) (without taking into account any disclosure made by the Sellers to Buyer pursuant to Section 5.1(b) hereof), except (i) as otherwise contemplated by this Agreement and (ii) for such failures to be true and correct which in the aggregate would not have a material adverse effect on the ability of the Sellers to consummate the transactions contemplated hereby. Each of the Sellers shall have performed in all material respects each of its respective agreements and covenants contained in or contemplated by this Agreement that are required to be performed by it at or prior to the Closing pursuant to the terms hereof.

               SECTION 6.2 FILINGS; CONSENTS; WAITING PERIODS. All registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers set forth in Section 6.2 of the Company Disclosure Schedule shall have been filed, made or obtained, and all waiting periods applicable under the HSR Act and similar applicable foreign merger control laws shall have expired or been terminated.

               SECTION 6.3 NO INJUNCTION. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated herein.

               SECTION 6.4 SHARE CERTIFICATES. The Sellers shall have delivered to the Company certificates representing all of the Shares in accordance with Section 1.2 hereof.

               SECTION 6.5 PAY-OFF LETTERS. The Company shall have received pay-off letters relating to the indebtedness for borrowed money which the Company is obligated to repay or prepay on the Closing Date including, without limitation, the Senior Debt and Subordinated Debt, and releases of any and all security interests relating to such indebtedness held by third parties will have been obtained, all on terms reasonably satisfactory to Buyer.

               SECTION 6.6 FINANCING. The Company shall have obtained the proceeds of the Financing pursuant to the Financing Commitment Letters. The Company shall be obligated to accept any changes to such Commitment Letters or the Financing made pursuant to the third full paragraph of the third page of the Commitment Letter provided by Nationsbanc Montgomery Securities LLC , Bank of America NT&SA, Chase Securities Inc. and The Chase Manhattan Bank (which provides for changes to the pricing (by up to .50% per annum for each Senior Credit Facility (as such term is defined in such Commitment Letter)), terms and structure of the Senior Credit Facilities after March 31, 1999 if the syndication has not been completed and if Chase, Bank of America and the Lead Arrangers determine that such changes are necessary to insure a successful syndication of the Senior Credit Facilities).

               SECTION 6.7 SELLERS' OPINION. Buyer shall have received an opinion, dated as of the Closing Date, of Skadden, Arps, Slate, Meagher & Flom LLP counsel to Sellers, substantially in the form set forth on Exhibit F attached hereto.

               SECTION 6.8 PROCEEDINGS. All proceedings to be taken by Sellers in connection with the consummation of the Closing transactions and the other transactions contemplated hereby and all certificates, opinions, instruments and other documents required to be delivered by Sellers to effect the transactions contemplated hereby reasonably requested by Buyer will be reasonably satisfactory in form and substance to Buyer.

               SECTION 6.9 ANCILLARY AGREEMENTS. The Shareholders Agreement shall have been executed and delivered by the applicable Sellers.

               SECTION 6.10 ARTICLES OF INCORPORATION. The Articles of Incorporation, as amended, shall have been filed and accepted by the Secretary of State of Delaware.


                                   ARTICLE VII
                   CONDITIONS TO SELLERS' OBLIGATION TO CLOSE

               Sellers' and the Company's obligation to consummate the transactions contemplated herein shall be subject to the satisfaction or written waiver, by Sellers' Representative on or prior to the Closing Date, of all of the following conditions:

               SECTION 7.1 REPRESENTATIONS AND WARRANTIES; COVENANTS. The representations and warranties of the Buyer Group, without giving any effect to any materiality qualifications or limitations therein shall be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except (i) as otherwise contemplated by this Agreement and (ii) for such failures to be true and correct which in the aggregate would not have a material adverse effect on Buyer and its subsidiaries, taken as a whole. Each member of the Buyer Group shall have performed in all material respects each of its respective agreements and covenants contained in or contemplated by this Agreement that are required to be performed by it at or prior to the Closing pursuant to the terms hereof.

               SECTION 7.2 ANCILLARY AGREEMENTS. The Shareholders Agreement shall have been executed and delivered by the Buyer Group and the Company, to the extent applicable.

               SECTION 7.3 FILINGS; CONSENTS; WAITING PERIODS. All registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers set forth in Section 7.3 of the Buyer Disclosure Schedule shall have been filed, made or obtained, and all applicable waiting periods under the HSR Act and similar applicable foreign merger control laws shall have expired or been terminated.

               SECTION 7.4 NO INJUNCTION. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby.

               SECTION 7.5 PURCHASE PRICE AND FINANCING. The Buyer Group shall have delivered the Purchase Price to the Company and the Company shall have obtained the Financing and have the funds available to pay the Redemption Price, the Fees and Expenses, the Preferred Stock Redemption Amount, the Senior Debt Repayment Amount and the Subordinated Debt Repayment Amount.

               SECTION 7.6 PROCEEDINGS. All proceedings to be taken by the Buyer Group in connection with the consummation of the Closing transactions and the other transactions contemplated hereby and all certificates, opinions, instruments and other documents required to be delivered by the Buyer Group to effect the transactions contemplated hereby reasonably requested by Sellers will be reasonably satisfactory in form and substance to the Sellers' Representative.

               SECTION 7.7 ARTICLES OF INCORPORATION. The Articles of Incorporation, as amended, shall have been filed and accepted by the Secretary of State of Delaware.


                                  ARTICLE VIII
                                   TERMINATION

               SECTION 8.1 TERMINATION. Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time prior to the Closing by:

               (a) the mutual written consent of the Company, the Sellers' Representative and Buyer;

               (b) Buyer in the event that any condition set forth in Article VI hereof shall not be satisfied and shall not be reasonably capable of being remedied by May 14, 1999;

               (c) the Company or the Sellers' Representative in the event than any condition set forth in Article VII hereof shall not be satisfied and shall not be reasonably capable of being remedied by May 14, 1999; or

               (d) either the Sellers' Representative or Buyer if the Closing has not occurred by the close of business on May 14, 1999; provided, however, that no party may terminate this Agreement pursuant to clause
         (b) or (c) above, or pursuant to this clause (d), if the failure of the applicable condition in Article VI or VII (as the case may be) to be satisfied or the failure of the Closing to occur on or before the date required in this Section 8.1(d) results from the willful and material breach by the Sellers or the Company in the case of a termination by the Sellers' Representative or the Company, or by Buyer in the case of a termination by Buyer, of any covenant in this Agreement.

               SECTION 8.2 PROCEDURE AND EFFECT OF TERMINATION. In the event of termination of this Agreement by a party hereto pursuant to Section 8.1 hereof, written notice thereof shall forthwith be given by the terminating party to the other parties hereto, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of Sections 5.2(b), 5.4(a), 5.4(d), 5.8 and 9.6 shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any party hereto of any liability for any breach of this Agreement (other than nonwillful breaches of representations, warranties and covenants, as to which no party shall be liable hereunder).



                                   ARTICLE IX

                                 INDEMNIFICATION

               SECTION 9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Closing, except with respect to (i) the representations and warranties set forth in Sections 2.2 and
3.2 contained herein which shall survive the Closing Date indefinitely and (ii) the representation and warranty set forth in Section 2.21 hereof which shall survive for four years following the Closing Date.

               SECTION 9.2 INDEMNIFICATION BY THE SELLERS. The Sellers shall severally and not jointly (with each Seller only responsible for its pro rata share based upon the Seller Percentage of any Damages) indemnify the Buyer Group and the Company (collectively, "BUYER/COMPANY INDEMNIFIED PARTIES") against, and hold the Buyer/Company Indemnified Parties harmless from, all reasonable out-of-pocket expenditures and all demands, actions, losses, damages, liabilities, equitable relief, litigation, suits, proceedings, claims, judgments, awards, obligations, responsibilities, penalties, reasonable costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and expenses (collectively "DAMAGES"), directly arising out of or resulting from any breach of any warranty or representation of the Company or the Sellers contained in this Agreement that survives the Closing in accordance with Section 9.1 hereof.

               SECTION 9.3 LIMITATION ON INDEMNIFICATION. Notwithstanding the foregoing, no indemnification shall be required in respect of any individual claim pursuant to Section 9.2 hereof unless the aggregate amount of Damages resulting from such claim exceeds $25,000, in which event the Buyer/Company Indemnified Parties, shall be entitled to indemnification for the full amount of such Damages without regard to the $25,000 threshold. The determination of Damages shall take into account, and such Damages shall be reduced by, (i) any reduction in income taxes of the party claiming indemnification as a result of the event giving rise to such indemnification if and when such reduction in income taxes is actually realized by the party claiming indemnification, (ii) the amount of any insurance proceeds received by such party in connection therewith and (iii) any third party payments actually received by virtue of indemnification or subrogation. The Sellers' total liability under this Article IX hereof shall be limited to the Redemption Price. For the purposes of this
Article IX, the representations and warranties of the parties shall be deemed to have been made at the execution of this Agreement and again at the Closing, subject to any additional qualifications thereto that either the Company or the Sellers disclose to the Buyer but only if the Buyer Group was not obligated as a result of such additional qualifications to consummate the transactions contemplated herein at the Closing.

                  SECTION 9.4 INDEMNIFICATION PROCEDURES. If a claim is asserted by a third party for which a party hereto is entitled to indemnification under this Section 9 (as the "INDEMNITEE"), the indemnitee shall promptly give notice (revealing the nature of the claim in sufficient detail and, if known, the amount or approximate amount thereof), within a reasonable period not to exceed 60 days after receipt by the indemnitee of such claim to the other party (the "INDEMNITOR") provided that the failure to give such notice shall not relieve the indemnitor from liability it may have except to the extent the indemnitor is actually prejudiced thereby. For this purpose, "reasonable period" shall mean such period of time as will give the indemnitor reasonably sufficient time (taking into account the date which the indemnitee has actual notice of such claim) in which to respond to such claim in light of any time deadline of which indemnitee is aware or upon reasonable inquiry should be aware. The indemnitor will be entitled to take charge of the defense against such claim at the indemnitor's cost and expense. Notwithstanding the indemnitor's assumption of the defense or investigation of such claim, the indemnitee shall have the right to employ separate legal counsel and to participate in the defense or investigation of such claim, action or proceeding, and the indemnitor shall bear the expense of such separate counsel, if (i) in the opinion of counsel to the indemnitee, use of counsel of the indemnitor's choice could reasonably be expected to give rise to a conflict of interest or (ii) the indemnitor shall authorize the indemnitee to employ separate counsel at the indemnitor's expense. The reasonable expenses, including reasonable attorney's fees, that may be incurred by an indemnified party in enforcing the indemnity provided for in this
Article IX shall also be considered Damages and shall be payable if and when any Damages are paid pursuant to this Article IX. In connection with the defense, compromise or settlement of the claims by the indemnitor and its counsel, the indemnitee shall cooperate reasonably, at the indemnitor's cost, to make available to the indemnitor all necessary pertinent information and witnesses under the indemnitee's control, and take such other steps as in the opinion of counsel for the indemnitor are necessary or desirable to conduct such a defense, compromise or settlement.



                                    ARTICLE X

                                  MISCELLANEOUS

               SECTION 10.1 NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given on the date of receipt via (a) personal delivery, (b) facsimile transmission with confirmation,
(c) overnight courier, or (d) certified or registered mail, in each case, with delivery fees prepaid, addressed to the following addresses (or at such other address for a party as shall be specified by notice given hereunder).

               If to Buyer, to:

               JLF Acquisition LLC
               c/o Hidden Creek Industries
               4508 IDS Center
               Minneapolis, MN  55402
               Attn:  Carl E. Nelson
               Telecopy: (612) 332-2012

               with copies to:

               Kirkland & Ellis
               200 East Randolph Drive
               Chicago, Illinois  60601
               Attn: Jeffrey C. Hammes P.C.
                      John Schoenfeld, Esq.
               Telecopy: (312) 861-2200

               If to the Company, to:

               J.L. French Automotive Castings, Inc.
               3101 South Taylor Drive
               Sheboygan, WI 53802
               Attn: Chief Financial Officer
               Telecopy: (920) 458-4861

               If to any Sellers to the address set forth below such Seller's name on Exhibit C attached hereto.

               with copies, in the case of notice to the Company or any Sellers, to:

               Windward Capital Partners, L.P.
               Americas Tower, 42nd Floor
               1177 Avenue of the Americas
               New York, New York 10036
               Attn:  Anthony J. Almy
               Telecopy:  (212) 382-6536

               Skadden, Arps, Slate, Meagher & Flom LLP
               919 Third Avenue
               New York, New York 10022
               Attn:  Howard L. Ellin, Esq.
               Telecopy:  (212) 735-2000

               SECTION 10.2 CURRENCY; FOREIGN EXCHANGE. Unless otherwise indicated, all dollars ($'s) specified in this Agreement shall mean United States dollars. Where necessary, all foreign currency shall be converted to U.S. dollar equivalents determined on the basis of the spot exchange rate published in the Wall Street Journal on the business day last preceding the date of determination.

               SECTION 10.3 INTERPRETATION. When a reference is made to an Article, Section or Schedule, such reference shall be to an Article, Section or Schedule of or to this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "to the knowledge of the Company" in this Agreement shall mean the actual knowledge of the following employees of the Company:

         (1) Mr. Charles M. Waldon, President and Chief Executive Officer of the Company;
         (2)      Mr. Thomas C. Dinolfo, Chief Financial Officer of the Company;
         (3) Mr. Donald W. Porritt, Director of Corporate Development of the Company;

         (4)      Mr. Paul A. Buckley, Managing Director, Morris Ashby Limited;
         (5) Mr. Juan Manuel Orbea Soroa, General Manager, Fundiciones Viuda de Ansola, S.A.

Notwithstanding anything to the contrary herein, the Sellers shall not be liable to the any member of the Buyer Group and the members of the Buyer Group shall not be entitled to claim that any representation or warranty of the Company or the Sellers has been breached on account of (i) any fact, matter or circumstance which any member of the Buyer Group was aware of on or before the date hereof or
(ii) any fact, matter or circumstance which any member of the Buyer Group becomes aware of between the date of this Agreement and the Closing Date, if but only if, in the case of clause (ii), the Buyer Group was not obligated to consummate the Stock Purchase at the Closing.

               SECTION 10.4 AMENDMENTS, MODIFICATION AND WAIVER.

               (a) This Agreement, and the terms and provisions hereof, may not be modified, waived or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought (or, in the case of a waiver, by the intended beneficiary of the waived term or provision); provided, however, that the Sellers hereby agree that an amendment, waiver or modification may be enforced against all Sellers if the Sellers' Representative have signed such amendment, waiver or modification and such amendment, waiver or modification affects all Sellers in the same manner.

               (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

               SECTION 10.5 EXPENSES. Except as otherwise provided herein, each party shall pay its own costs and expenses incurred in connection with this Agreement, it being understood that all of the Sellers' and the Company's fees, costs and expenses shall, to the extent not set forth on Exhibit A (as the same may be modified from time to time) hereto, be paid by the Sellers. Notwithstanding the foregoing, Buyer shall be responsible for paying all fees, costs and expenses (i) relating to filings under the HSR Act and (ii) arising under the Financing Commitment Letters. In the event the Closing occurs, the Company shall be responsible for paying the fees, costs and expenses referred to in the preceding sentence and the obligations set forth in Section 4.4 of the Buyer Disclosure Schedule or otherwise allocated to the Buyer Group under this Agreement.

               SECTION 10.6 SELLERS' REPRESENTATIVE. Each Seller and each holder of Options hereby authorizes and directs Windward Capital Partners, L.P., a Delaware limited partnership (the "SELLERS' REPRESENTATIVE") to take such action on behalf of such Seller, and to exercise such rights, power and authority, as are authorized, delegated and granted to the Sellers' Representative pursuant to this Agreement and to exercise such rights, power and authority as are incidental thereto including calculation of the Adjusted Purchase Price and the additions and deductions related thereto. Each Seller agrees that the Sellers' Representative shall not be liable for any actions taken or omitted to be taken under or in connection with this Agreement or the transactions contemplated hereby, except for such actions taken or omitted to be taken resulting from the Sellers' Representative's willful misconduct.

               SECTION 10.7 SUCCESSORS AND ASSIGNS; BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including, without limitation, by operation of law, by any party hereto without the prior written consent of the other parties hereto, except by Buyer (i) for collateral securities purposes to the lenders pursuant to the Financing and (ii) to an assignee who becomes a member of the Buyer Group in accordance with the last sentence of this Section 10.7; PROVIDED THAT at least one member of the Buyer Group shall be Onex LLC or an affiliate thereof or Hidden Creek Industries or an affiliate thereof. Subject to the preceding sentence, this Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Following the date hereof, but in any event within seven business days hereof, members of the Buyer Group may become parties to this Agreement by executing a counterpart signature page hereto and making the type of representations set forth in Sections 4.1, 4.2, 4.3, 4.4 and 4.6 hereof to the Sellers with respect to such member of the Buyer Group. Upon such execution, the Buyer Disclosure Schedule shall be modified to reflect the number of Shares to be purchased by such member of the Buyer Group, the class of such Shares and the aggregate purchase price for such Shares (the "INVESTMENT AMOUNT"). Each member of the Buyer Group shall be severally liable for the obligations of the Buyer and the Buyer Group pursuant to this Agreement on a pro rata basis determined by dividing such member's Investment Amount by the Purchase Price, but in no event shall such obligations exceed such member's

Investment Amount. In connection with the foregoing, this Agreement shall be amended so as to reflect the foregoing and any other changes that the Buyer and the Sellers' Representative deem appropriate to reflect the foregoing. Notwithstanding anything to the contrary set forth in this Agreement, after the consummation of the Closing, no member of the Buyer Group shall be obligated to make any payment with respect to, or otherwise perform, the obligations of the Company hereunder.

               SECTION 10.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.

               SECTION 10.9 JURISDICTION; FORUM. (a) By the execution and delivery of this Agreement, each member of the Buyer Group, the Sellers and the Company submit to the personal jurisdiction of any state or federal court in the State of New York, County of New York in any suit or proceeding arising out of or relating to this Agreement.

               (b) To the extent that any member of the Buyer Group, any Seller or the Company has or hereafter may acquire any immunity from jurisdiction of any New York court from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Buyer, such Seller or the Company as the case may be, hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement.

               (c) The parties hereto agree that the appropriate and exclusive forum for any disputes between any of the parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in the State of New York, County of New York. The parties hereto further agree that the parties will not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the parties to obtain execution of judgment in any other jurisdiction. The parties hereto further agree, to the extent permitted by law, that final and unappealable judgment against a party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United

States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

               SECTION 10.10 SEVERABILITY. If any term or other provision of the Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provision of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

               SECTION 10.11 THIRD PARTY BENEFICIARIES. Nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries, except for the provisions of Sections 5.5 and 5.10 which may be enforced by the beneficiaries thereof.

               SECTION 10.12  SCHEDULES.

               (a) Disclosure of any fact or item in any Section of the Company Disclosure Schedule or the Buyer Disclosure Schedule hereto referenced by a particular paragraph or section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any other paragraph or section, be deemed to be disclosed with respect to that other paragraph or section whether or not an explicit cross-reference appears.

               (b) Certain of the representations and warranties set forth in this Agreement contemplate that there will be included in the Company Disclosure Schedule or the Buyer Disclosure Schedule information that might be "material" or have a "material adverse effect." The Company and Buyer may, at their option, include in such schedules items that are not material or are not likely to have a material adverse effect in order to avoid any misunderstanding, and any such inclusion shall not be deemed to be an acknowledgment or representation that such items are material or would have a material effect, to establish any standard of materiality or material adverse effect on the Company, or to define further the meaning of such terms for purposes of this Agreement.

               SECTION 10.13 ENTIRE AGREEMENT. This Agreement and the Confidentiality Agreement, including any exhibits or schedules hereto constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements or understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof. The only representations and warranties made by the parties hereto with respect to the subject matter hereof are the representations and warranties contained in or made pursuant to this Agreement.

               SECTION 10.14 COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

               SECTION 10.15 SPECIFIC PERFORMANCE. (a) Sellers acknowledge that the Company's business is unique and recognize and affirm that in the event of a breach of this Agreement by Sellers, money damages may be inadequate and Buyer may have no adequate remedy at law. Accordingly, Sellers agree that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and Sellers' obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief.

               (b) Buyer acknowledges that the Company's business is unique and recognizes and affirms that in the event of a breach of this Agreement by Buyer, money damages may be inadequate and the Sellers may have no adequate remedy at law. Accordingly, Buyer agrees that the Sellers and the Company shall have the right, in addition to any other rights and remedies existing in their favor, to enforce their rights and Buyer's obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief.

               SECTION 10.16 COOPERATION AS TO FINANCIAL STATEMENTS. The Company and Sellers shall reasonably cooperate with and assist, and cause its independent accountants to cooperate with and assist, Buyer (at Buyer's sole cost and expense) in Buyer's preparation of audited consolidated financial statements for the Company in accordance with GAAP and in form (including the relevant periods) meeting the requirements of Regulation S-X of the Securities Act of 1933, as amended.

               SECTION 10.17 TAX MATTERS.

               (a) CERTAIN TAXES. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any New York State Gains tax, New York City Transfer Tax and any similar tax imposed in other states or subdivisions) ("TRANSFER TAXES"), shall be paid by the Company when due, and the Company will, at its own expense prepare and file all necessary Tax Returns and other documentation with respect to all such transfer Taxes and, if required by applicable law; the Sellers will, and will cause their affiliates to, join in the execution of any such Tax Returns and other documentation; PROVIDED THAT each Seller will be responsible for all transfer Taxes imposed upon such Seller in connection with the redemption of such Seller's Shares.

               (b) FIRPTA CERTIFICATE. Each Seller (other than Windward/Merban) will furnish Buyer prior to the Closing a certification pursuant to Section 1. 1 445-2(b)(2) of the Treasury Regulations that such Seller is not a foreign person.

               (c) All payments made to the Sellers pursuant to Section 1.4 hereof shall be treated as additional payments in exchange for such Sellers' Shares and any cancellation of the Shares of the Buyer Group pursuant to Section
1.4 hereof shall be treated as an adjustment to the Purchase Price.

               SECTION 10.18 TERMINATION OF CERTAIN AGREEMENTS. In connection with the transactions contemplated in this Agreement, the Sellers hereby agree to waive any preemptive rights arising as a result of the transactions contemplated hereby and that the Stockholders Agreement shall terminate and be of no further force and effect as of the Closing.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date and year first above written.


                           J.L. FRENCH AUTOMOTIVE CASTINGS, INC.


                           By:/s/ Charles M. Waldon
                              Name:
                              Title:



                           JLF ACQUISITION LLC


                           By: /s/ Carl E. Nelson
                              Name:
                              Title:



                           SHAREHOLDERS:
                           WINDWARD CAPITAL ASSOCIATES, L.P.


                           By: Windward Capital Associates, Inc., its general
                               partner


                                    By: /s/ Gary L. Swenson
                                            Name:
                                            Title:



                           CHARLES M. WALDON


                           /S/ CHARLES M. WALDON

                           WINDWARD/MERBAN, L.P.


                           By: Windward Capital Associates, L.P., its general
                               partner


                           By: Windward Capital Associates, Inc., its general
                               partner


                                    By: /s/ Gary L. Swenson
                                            Name:
                                            Title:


                           WINDWARD/MERCHANT, L.P.


                           By: Windward Capital Associates, L.P., its general
                               partner


                           By: Windward Capital Associates, Inc., its general
                               partner


                                    By: /s/ Gary L. Swenson
                                            Name:
                                            Title:


                           WINDWARD/NORTHWEST, L.P.


                           By: Windward Capital Associates, L.P., its general
                               partner


                           By: Windward Capital Associates, Inc., its general
                               partner



                                    By: /s/ Gary L. Swenson
                                       Name:
                                       Title:

                           WINDWARD/METROPOLITAN, L.L.C.


                           By: Windward Capital Associates, L.P., its general
                               partner


                           By: Windward Capital Associates, Inc., its general
                               partner


                                    By: /s/ Gary L. Swenson
                                       Name:
                                       Title:


                           WINDWARD/PARK JLF, L.L.C.


                           By: Windward Capital Associates, L.P., its manager


                           By: Windward Capital Associates, Inc., its general
                               partner


                                    By: /s/ Gary L. Swenson
                                       Name:
                                       Title:


                           WINDWARD/PARK WACI, L.L.C.


                           By: Windward Capital Associates, L.P., its manager


                           By: Windward Capital Associates, Inc., its general
                               partner


                                    By: /s/ Gary L. Swenson
                                       Name:
                                       Title:

                           WINDWARD/BADGER JLF, L.L.C.


                           By: Windward Capital Associates, L.P., its manager


                           By: Windward Capital Associates, Inc., its general
                               partner


                                    By: /s/ Gary L. Swenson
                                       Name:
                                       Title:


                           WINDWARD/BADGER WACI, L.L.C.


                           By: Windward Capital Associates, L.P., its manager


                           By: Windward Capital Associates, Inc., its general
                               partner


                                    By: /s/ Gary L. Swenson
                                       Name:
                                       Title:


                           CS FIRST BOSTON MERCHANT INVESTMENTS
                           1995/96, L.P.


                           By: Merchant Capital, Inc., its general
                           partner


                                    By: /s/ Joseph F. Huber
                                       Name:
                                       Title:

                                    ARTICLE I
                             SALE OF SHARES; CLOSING

SECTION 1.1  Purchase and Sale of Common Stock. ...............................2
SECTION 1.2  Redemption of Shares and Additional
Recapitalization Transaction...................................................2
SECTION 1.3  Closing...........................................................4
SECTION 1.4  Post-Closing Adjustment...........................................6

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 2.1  Corporate Organization and Authority.............................11
SECTION 2.2  Capitalization...................................................12
SECTION 2.3  Subsidiaries.....................................................14
SECTION 2.4  Consents and Approvals; No Violations............................14
SECTION 2.5  Financial Statements.............................................16
SECTION 2.6  Absence of Material Adverse Changes, etc.........................16
SECTION 2.7  No Undisclosed Liabilities.......................................18
SECTION 2.8  Taxes............................................................18
SECTION 2.9  Employee Benefit Plans...........................................20
SECTION 2.10  Environmental Matters...........................................22
SECTION 2.11  Legal Proceedings, etc..........................................24
SECTION 2.12  Compliance with Applicable Law..................................24
SECTION 2.13  Certain Contracts and Arrangements..............................25
SECTION 2.14  Real Property...................................................25
SECTION 2.15  Labor Matters...................................................27
SECTION 2.16  Insurance.......................................................28
SECTION 2.17  Patents, Trademarks, Etc........................................28
SECTION 2.18  Certain Fees....................................................29
SECTION 2.19  Transactions with Affiliates....................................29
SECTION 2.20  Accounts Receivable; Inventories................................29
SECTION 2.21  Indebtedness....................................................30
SECTION 2.22  Issuance of Shares..............................................31
SECTION 2.23  Product Warranty and Liability..................................31

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

SECTION 3.1  Authority and Related Matters....................................32
SECTION 3.2  Share Ownership..................................................32
SECTION 3.3  Consents and Approvals; No Violations............................33
SECTION 3.4  Brokers, Finders, etc............................................34
SECTION 3.5  Legal Proceedings................................................34

                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF THE BUYER GROUP

SECTION 4.1  Corporate Organization and Authority.............................34
SECTION 4.2  Consents and Approvals; No Violations............................35
SECTION 4.3  Legal Proceedings, etc...........................................36
SECTION 4.4  Certain Fees.....................................................37
SECTION 4.5  Financing........................................................37
SECTION 4.6  Acquisition of Shares for Investment.............................38
SECTION 4.7  Solvency.........................................................38

                                    ARTICLE V
                                    COVENANTS

SECTION 5.1  Conduct of the Business..........................................39
SECTION 5.2  Access to Information; Confidentiality...........................41
SECTION 5.3  No Shop..........................................................42
SECTION 5.4  Non-Solicitation of Employees; Non-Compete.......................42
SECTION 5.5  Director and Officer Liability; Indemnification..................43
SECTION 5.6  Reasonable Best Efforts..........................................46
SECTION 5.7  Governmental Authorizations......................................46
SECTION 5.8  Public Announcements.............................................47
SECTION 5.9  Stock Options....................................................48
SECTION 5.10  Employee Matters................................................48
SECTION 5.11  Repayment of Indebtedness.......................................50
SECTION 5.12  Preferred Stock.................................................51
SECTION 5.13  Shareholder Approval of Payments................................51
SECTION 5.14  Shareholders Agreement; Board of Directors;
         Buyer's Further Assurances...........................................51
SECTION 5.15  Organizational Documents........................................52
SECTION 5.16  Financing.......................................................52
SECTION 5.17  Solvency Opinion................................................53

                                   ARTICLE VI
                 CONDITIONS TO BUYER GROUP'S OBLIGATION TO CLOSE

SECTION 6.1  Representations and Warranties; Covenants........................53
SECTION 6.2  Filings; Consents; Waiting Periods...............................54
SECTION 6.3  No Injunction....................................................54
SECTION 6.4  Share Certificates...............................................54
SECTION 6.5  Pay-off Letters..................................................54
SECTION 6.6  Financing........................................................54
SECTION 6.7  Sellers' Opinion.................................................55
SECTION 6.8  Proceedings......................................................55
SECTION 6.9  Ancillary Agreements.............................................55
SECTION 6.10  Articles of Incorporation.......................................55

                                   ARTICLE VII
                   CONDITIONS TO SELLERS' OBLIGATION TO CLOSE

SECTION 7.1  Representations and Warranties; Covenants........................56
SECTION 7.2  Ancillary Agreements.............................................56
SECTION 7.3  Filings; Consents; Waiting Periods...............................56
SECTION 7.4  No Injunction....................................................56
SECTION 7.5  Purchase Price and Financing.....................................56
SECTION 7.6  Proceedings......................................................57
SECTION 7.7  Articles of Incorporation........................................57



                                  ARTICLE VIII
                                   TERMINATION

SECTION 8.1  Termination......................................................57
SECTION 8.2  Procedure and Effect of Termination..............................58

                                   ARTICLE IX
                                 INDEMNIFICATION

SECTION 9.1  Survival of Representations and Warranties.......................58
SECTION 9.2  Indemnification by the Sellers...................................58
SECTION 9.3  Limitation on Indemnification....................................59
SECTION 9.4  Indemnification Procedures.......................................59

                                    ARTICLE X
                                  MISCELLANEOUS

SECTION 10.1  Notices.........................................................60
SECTION 10.2  Currency; Foreign Exchange......................................62
SECTION 10.3  Interpretation..................................................62
SECTION 10.4  Amendments, Modification and Waiver.............................63
SECTION 10.5  Expenses........................................................63
SECTION 10.6  Sellers' Representative.........................................64
SECTION 10.7  Successors and Assigns; Binding
                Effect........................................................64
SECTION 10.8  Governing Law...................................................65
SECTION 10.9  Jurisdiction; Forum.............................................65
SECTION 10.10  Severability...................................................66
SECTION 10.11  Third Party Beneficiaries......................................66
SECTION 10.12  Schedules......................................................66
SECTION 10.13  Entire Agreement...............................................67
SECTION 10.14  Counterparts; Effectiveness....................................67
SECTION 10.15  Specific Performance...........................................67
SECTION 10.16  Cooperation as to Financial Statements.........................68


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SECTION 10.17  Tax Matters....................................................68
SECTION 10.18  Termination of Certain Agreements..............................69



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                             Index of Defined Terms

Actual Closing Cash............................................................8
Adjusted Cash Payment Per Share................................................6
Affected Employee ............................................................48
Affiliated Group  ............................................................20
Aggregate Option Exercise Price................................................3
Agreement......................................................................1
Amended and Restated Subordinated Note Agreement..............................13
Assumed Debt..................................................................50
Balance Sheet.................................................................18
Buyer..........................................................................1
Buyer Disclosure Schedule.....................................................35
Buyer Group....................................................................1
Buyer's Accountants............................................................6
Buyer/Company Indemnified Parties.............................................58
Cash Payment Per Share.........................................................3
Charles Waldon Shares..........................................................2
Charter Amendment..............................................................2
Class A Common Stock..........................................................12
Class B Common Stock..........................................................12
Class C Common Stock..........................................................12
Class D Common Stock..........................................................12
Closing........................................................................4
Closing Date...................................................................4
Closing Working Capital........................................................8
Code..........................................................................20
Company........................................................................1
Company Board.................................................................12
Company Disclosure Schedule....................................................2
Company Financial Statements..................................................16
Company Indemnitees...........................................................44
Company Notes.................................................................13
Company Plans.................................................................21
Company Stockholders' Agreement...............................................13
Confidentiality Agreement.....................................................41
Costs.........................................................................44
Credit Agreement..............................................................38
CS First Boston................................................................1
Current Assets.................................................................7
Current Liabilities............................................................7
Damages.......................................................................59
Debt Amount....................................................................3
Encumbrances..................................................................14
Environmental Claim...........................................................22
Environmental Laws............................................................22
ERISA.........................................................................21


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Escrow Agreement...............................................................9
Estimated Closing Cash.........................................................4
Fees and Expenses..............................................................4
Final Statement................................................................8
Financing.....................................................................38
Financing Commitment Letter...................................................37
Ford Tooling Receivable........................................................7
Fully Diluted Shares...........................................................3
GAAP..........................................................................16
Governmental Authority........................................................15
Hazardous Materials...........................................................22
HSR Act.......................................................................15
Indebtedness..................................................................30
Indemnifiable Claim...........................................................44
indemnitee....................................................................59
indemnitor....................................................................59
Indemnity Agreement...........................................................44
Independent Accounting Firm....................................................7
Insurance Policies............................................................28
Intellectual Property Rights..................................................28
Investment Amount.............................................................64
Leased Real Property..........................................................26
Leases........................................................................26
Lien..........................................................................15
Material Contracts............................................................25
Maximum Amount................................................................45
Options.......................................................................13
Owned Real Property...........................................................26
Permits.......................................................................24
Permitted Liens...............................................................25
Post-Closing Adjustment........................................................6
Preferred Stock...............................................................13
Preferred Stock Holders.......................................................51
Preferred Stock Redemption Amount.............................................51
Products......................................................................43
Purchase Price.................................................................2
Real Property.................................................................26
Recapitalization...............................................................2
Redemption Percentage..........................................................9
Redemption Price...............................................................3
Release.......................................................................22
Representatives...............................................................41
Sellers........................................................................1
Sellers Disclosure Schedule...................................................32
Sellers' Representative.......................................................64
Senior Debt Holders...........................................................50
Senior Debt Repayment Amount..................................................50


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Series A Preferred Stock......................................................13
Series B Preferred Stock......................................................13
Shareholders Agreement........................................................51
Shares........................................................................12
Solvent.......................................................................38
Statement......................................................................6
Subordinated Debt Holders.....................................................50
Subordinated Debt Repayment Amount............................................50
Subsidiary....................................................................14
Tax Return....................................................................20
Taxes.........................................................................20
Threshold Amount..............................................................59
Transfer Taxes................................................................68
Windward Capital...............................................................1
Windward/Badger JLF............................................................1
Windward/Badger WACI...........................................................1
Windward/Merban................................................................1
Windward/Merchant..............................................................1
Windward/Metropolitan..........................................................1
Windward/Northwest.............................................................1
Windward/Park JLF..............................................................1
Windward/Park WACI.............................................................1
Working Capital................................................................7
Working Capital Escrow Agent...................................................9
Working Capital Escrow Fund....................................................9



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